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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202599

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to completion, dated May 13, 2015

Preliminary prospectus supplement
(To prospectus dated March 9, 2015)

Fossil Group, Inc.

$

        % Senior Notes due 2025

        The notes will bear interest at the rate of        % per year. Interest on the notes is payable semi-annually in arrears on                         and                        of each year, commencing on                        , 2015. The interest rate payable on the notes will be subject to adjustment from time to time as discussed under the section entitled "Description of the notes—Interest Rate Adjustment Based on Rating Events." The notes will mature on                        , 2025. We may redeem some or all of the notes at any time before maturity at the applicable redemption price discussed under the section entitled "Description of the notes—Optional Redemption" of this prospectus supplement.

        Upon the occurrence of a "Change of Control Triggering Event" (as defined herein), we will be required, unless we have given written notice with respect to a redemption of the notes, within a specified period, to make an offer to purchase all notes at a price equal to 101% of the principal amount, plus any accrued and unpaid interest to, but not including, the date of repurchase as discussed under the section entitled "Description of the notes—Offer to Repurchase Upon a Change of Control Triggering Event."

        The notes will be our unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The notes will be effectively junior to any secured indebtedness we incur, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all existing and future liabilities of each of our subsidiaries.

        The notes are a new issue of securities for which there is currently no established trading market. We have not applied, and do not intend to apply, for the notes to be listed on any securities exchange or quoted on any automated quotation system.

        Investing in the notes involves risks. See the section entitled "Risk factors" beginning on page S-16 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts	Proceeds to Fossil Group, Inc. (before expenses)(1)

Per Note	%	%	%

Total	$	$	$

(1)
Plus accrued interest on the notes from                        , 2015, if settlement occurs after that date.

        Securities entitlements with respect to the notes will be credited on or about                        , 2015, in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on behalf of the purchasers.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities
BofA Merrill Lynch

The date of this Prospectus Supplement is May     , 2015.

Trademarks, service marks, trade names and copyrights

        We use our FOSSIL®, MICHELE®, RELIC®, SKAGEN® and ZODIAC® trademarks, as well as other trademarks, on certain of our watches, leather goods, apparel and other fashion accessories in the U.S. and in a significant number of foreign countries. We also use FOSSIL, SKAGEN, WATCH STATION INTERNATIONAL®, and WSI® as trademarks on retail stores and online e-commerce sites. This prospectus supplement and the accompanying prospectus and information incorporated by reference herein and therein may also contain other trademarks, service marks, trade names and copyrights of ours or of other companies with whom we have, for example, licensing agreements to produce, market and distribute products. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to or incorporated by reference into this prospectus supplement and the accompanying prospectus may be listed without the TM, SM, © and ® symbols, as applicable, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names and copyrights.

S-i

About this prospectus supplement

        This document consists of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, and any related free writing prospectus, or any other offering materials is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

        Except as otherwise indicated or unless the context requires, as used in this prospectus supplement, references to "Fossil," "we," "us" and "our" refer to Fossil Group, Inc., and its consolidated subsidiaries.

 Summary

        This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. It does not contain all the information you should consider before purchasing the notes. You should read in their entirety this prospectus supplement, the accompanying prospectus and any other offering materials, together with the additional information described under the sections entitled "Where you can find more information" beginning on page S-56 of this prospectus supplement and "Incorporation of certain information by reference" and "Where you can find additional information" on page 17 of the accompanying prospectus. We report our financial results on a fiscal year reflecting the retail-based calendar (containing 4-4-5 week calendar quarters). References to fiscal years 2014, 2013, 2012, 2011 and 2010 are for the fiscal years ended January 3, 2015, December 28, 2013, December 29, 2012, December 31, 2011 and January 1, 2011, respectively. References to the first fiscal quarter of 2015 and 2014 are for the fiscal quarters ended April 4, 2015 and April 5, 2014, respectively. Our fiscal year periodically results in a 53-week year instead of a normal 52-week year. The fiscal year ended January 3, 2015 was a 53-week year, with the additional week included in the first quarter of the fiscal year. Accordingly, information presented herein includes 53 weeks of operations for fiscal year 2014 as compared to 52 weeks in each of fiscal years 2013, 2012, 2011 and 2010 and 13 weeks of operations for the first fiscal quarter of 2015 as compared to 14 weeks of operations for the first fiscal quarter of 2014.

The Company

        We are a global design, marketing and distribution company that specializes in consumer fashion accessories. Our principal offerings include an extensive line of men's and women's fashion watches and jewelry, handbags, small leather goods, belts, sunglasses, soft accessories and select apparel. In the watch and jewelry product categories, we have a diverse portfolio of globally recognized owned and licensed brand names under which our products are marketed. Our products are distributed globally through various distribution channels, including wholesale in countries where we have a physical presence, direct to the consumer through our retail stores and commercial websites and through third party distributors in countries where we do not maintain a physical presence. Our products are offered at varying price points to meet the needs of our customers, whether they are value conscious or luxury oriented. Based on our extensive range of accessory products, brands, distribution channels and price points, we are able to target style conscious consumers across a wide age spectrum on a global basis.

        Domestically, we sell our products through a diversified distribution network that includes department stores, specialty retail locations, specialty watch and jewelry stores, Company-owned retail and outlet stores, mass market stores and through our FOSSIL website. Our wholesale customer base includes, among others, Dillard's, JCPenney, Kohl's, Macy's, Neiman Marcus, Nordstrom, Saks Fifth Avenue, Target and Wal Mart. In the United States ("U.S."), our network of Company-owned stores included 120 retail stores located in premier retail sites and 132 outlet stores located in major outlet malls as of April 4, 2015. In addition, we offer an extensive collection of our FOSSIL brand products on our website, www.fossil.com, as well as proprietary and licensed watch and jewelry brands through other managed and affiliate websites.

        Internationally, our products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in approximately 150 countries worldwide through 26 Company-owned foreign sales subsidiaries and through a network of approximately 75 independent distributors. Our products are offered on airlines and cruise ships and in international Company-owned retail stores. Internationally, our network of Company-owned stores included 244 retail stores and 118 outlet stores in select international markets as of April 4, 2015. Our products are also sold through licensed and franchised FOSSIL retail stores, retail concessions operated by us and kiosks in certain international markets, as well as our websites in certain countries.

Strengths

        We believe that we have several business strengths which allow us to differentiate ourselves and achieve our key operating and financial goals. These business strengths include:

Brand Strength

        We believe a brand's image, individuality, consistency and connection with its customers is paramount in building and sustaining the brand. We believe that our FOSSIL brand name is recognized on a global basis as a vintage inspired aspirational lifestyle brand with a focus on fashion accessories. The FOSSIL brand has developed from its origin as a watch brand to encompass other accessory categories, including handbags, belts, small leather goods, jewelry, soft accessories, sunglasses and clothing. We believe the FOSSIL brand is one of our most valuable assets, serves as a foundational piece of our business and remains very marketable across product lines, geographic areas and distribution channels. Since our inception in 1984, we have continued to develop, acquire or license other nationally or internationally recognized brand names, such as ADIDAS®, ARMANI EXCHANGE®, BURBERRY®, DIESEL®, DKNY®, EMPORIO ARMANI®, KARL LAGERFELD®, KATE SPADE NEW YORK®, MARC BY MARC JACOBS™, MICHAEL KORS®, MICHELE, RELIC, SKAGEN, TORY BURCH® and ZODIAC, in order to appeal to a wide range of consumers. Our industry is highly competitive and subject to changing preferences in style, taste and price points. The success of our business model depends upon offering a wide range of branded products that appeal to the various tastes and fashion preferences of our customers. We must also maintain the relevance of these products by continually anticipating customer needs and desires as they relate to both the brands and categories of products we offer. We have teams of designers and brand specialists assigned to each of our brands. The objectives of these designers and brand specialists are to immerse themselves in their assigned brand and product area, identify their customers' preferences, interpret global fashion trends and develop style right offerings to generate volume purchasing. By owning the vast majority of our global distribution, we are also able to create and execute consistent pricing strategies and brand image presentations that protect and enhance our proprietary brands and those of our licensors.

Licensing Strength

        Since 1997, we have attracted highly recognized and respected brand names to license within our watch and jewelry portfolios. We believe we attract such quality brands due to our ability to provide them with access to our global design, production, distribution and marketing infrastructure. As a result of our vertical integration, we, unlike many of our competitors, can offer an integrated solution to launch or increase an accessory category presence on a worldwide basis in a consistent, timely and focused manner. All of our major licensing relationships are exclusive to us and the licensors, which substantially minimizes risks to the licensor associated with dealing with multiple licensees in different geographic regions. Additionally, in order to develop a broader relationship and maintain brand consistency across the accessory categories, we have broadened our infrastructure, allowing us to expand our licensing activities to products beyond the watch category, including our DIESEL, DKNY, EMPORIO ARMANI and MICHAEL KORS jewelry product lines.

Breadth of Brands and Retail Price Points

        Through the multiple brands we distribute, we have developed a broad spectrum of retail price points. Within our watch collections, core retail price points vary from approximately $7 in the mass market channel up to retail price points of $4,990 in the luxury distribution channel, although the majority of our collections focus on price points ranging from $85 to $600. The breadth of our brands allows us to anchor a brand to a given price point range and distribution channel, thereby maintaining a consistent brand image while focusing on the quality/value relationship important to the customer and not diluting the brand through overlapping distribution channels. The breadth of price points allows us to cater to various age and income groups while continuing to participate in sales consistently, regardless of a shift in income or the price/value preferences of our customers.

International Penetration

        Since our initial public offering in 1993, we have continued to extend our reach beyond the U.S. by forming and acquiring internationally based subsidiaries, licensing and developing internationally recognized brands and investing in the growth of our business within many major countries of the world. For fiscal years 2014, 2013 and 2012, 54.7%, 53.2% and 52.6% of our consolidated net sales were generated outside of the U.S., respectively.

Breadth of Distribution Channels

        Our products are sold through multiple distribution channels including department stores, specialty retail stores, specialty watch and jewelry stores, mass market stores, cruise ships, airlines, Company-owned retail stores, licensed and franchised FOSSIL stores, retail concessions operated by us and e-commerce sites. As we expand our presence in existing distribution channels and add new distribution channels, as well as develop new product lines and expand our geographic reach, our revenues have become less dependent on any one distribution channel or geographic region. Our Company-owned retail stores, websites and catalog venues allow us to enhance the related brand image by offering a targeted message to the customer, showcasing the array of product availability, influencing the merchandising and presentation of the products and testing new product introductions.

In-House Creative Team

        Since our inception, we have developed a talented pool of creative individuals who design our retail stores, websites, products, packaging, graphics, presentation displays and marketing materials, allowing us to deliver a unique and cohesive style and image for each of our brands. We believe our emphasis on constant innovation and distinctive design has made us a leader in the branded accessory category. The breadth of talent and vertical integration of our design teams allows us to minimize the need for, and associated expense of, outside creative talent and advertising agencies.

International Sourcing

        The vast majority of our products are sourced internationally. Most watch product sourcing from Asia is coordinated through our Hong Kong subsidiary, Fossil (East) Limited. During fiscal year 2014, approximately 57% of our non-Swiss made watch production was assembled through wholly or majority owned factories. This vertical integration of our business allows for better flow of communication, consistent quality, product design protection and improved supply chain speed, while still allowing us to utilize non-owned production facilities for their unique capabilities and to cover production needs in excess of internal capacities. Establishing our watch assembly facilities near the component manufacturers also allows us to operate a more efficient supply chain. We have also been successful in leveraging our jewelry production needs through our watch assembly factory infrastructure. Our other accessory and apparel products are purchased from many third-party manufacturers with whom we have longstanding relationships and, in the case of our leathers business, we typically represent a meaningful portion of their businesses.

Operating Cash Flow

        Our business model has historically generated strong operating cash flows, including $387.9 million in fiscal year 2014, and an aggregate of $1.3 billion and $1.7 billion over the past three fiscal years and five fiscal years, respectively. This strong cash flow has allowed us to fund capital expenditures,

Company-owned retail store growth, product line expansions, common stock repurchase programs and acquisitions.

Information Systems

        Operating and managing a global company requires sophisticated and reliable management information systems to assist in the planning, order processing, production and distribution functions and accounting of each relevant business. We mainly operate an SAP Enterprise Resource Planning system in the U.S. and most of Europe. For our subsidiaries in Asia, we operate Microsoft's Dynamics Navision Enterprise Resource Planning System. Our e-commerce platform is based on IBM's WebSphere Commerce platform and we continued to invest in other parts our e-commerce infrastructure, which we believe will allow us to leverage the success of our U.S.-based web business across many of the countries where we currently distribute products. We have also implemented SAP's IS Retail platform combined with the WINCOR point-of-sale and the SAP point-of-sale systems to improve our ability to manage our growing Company-owned retail stores globally. Our products are principally distributed from three primary warehouses, one located in Texas near our headquarters, one located in southern Germany and the other located in Hong Kong. Our facilities in Texas and Germany utilize sophisticated automated material handling equipment and software designed to improve accuracy, speed and quality in our warehousing operations.

        During fiscal year 2014, we implemented the following financial software solutions from Oracle Corporation: Hyperion Financial Management, Essbase, and Hyperion Planning. This software was implemented to increase the overall efficiency of our consolidation and financial reporting process, provide an analytical application to view and interpret data, and to improve predictability in the budgeting and forecasting process.

Growth Strategy

        In order to expand our global market share in a profitable manner, we continually establish and implement business initiatives that we believe will build brand equity, increase revenues and improve profitability across three distinct areas of the business—FOSSIL, SKAGEN and our multi-brand watch portfolio. Our strategy for growing the business includes the following:

FOSSIL

        Realizing the full potential of this vintage American lifestyle brand is a key element of our long term growth strategy. Our goal is to continue to grow the brand through innovation and increasing global awareness.

SKAGEN

        Growing SKAGEN into a multi-category lifestyle brand by leveraging the Fossil Group infrastructure, providing a unique brand experience and delivering great Danish-inspired product is an important element of our long term growth strategy.

Portfolio

        Our multi-brand watch portfolio is a powerful tool enabling us to gain share in the growing global watch market. Our innovation, design, supply chain and global distribution network provide us the opportunity to work with lifestyle brands around the world and position them across a broad spectrum of market segments. Our goal is to employ all of our strategic advantages to realize the full potential of our brands.

Global Diversification

        International expansion and gaining market share are key elements in expanding the distribution of our brands. We have continued to increase our penetration of the international market by building brand name recognition, broadening the selection of merchandise through existing distribution channels by introducing new products or brands, extending product categories under our existing portfolio of brands, purchasing former distributors to gain increased control over international businesses, establishing owned, franchised or licensed retail stores, expanding into retail concessions operated by us and entering new geographic markets through owned subsidiary or third party distributor relationships. For example, on December 31, 2012, we acquired substantially all the assets of our largest third party distributor, Bentrani Watches, LLC. Bentrani was a distributor of watch products in 16 Latin American countries and was based in Miami, Florida. Additionally, effective January 1, 2013, we assumed control over the board of directors and day-to-day management of Fossil, S.L. ("Fossil Spain"). The results of Fossil Spain have been included in our consolidated financial statements since January 1, 2013.

Leverage Existing Infrastructure

        We have built our design, marketing, assembly and distribution infrastructure to allow us to manage and grow our businesses. As we continue to develop additional products, acquire or license additional brands and seek additional businesses to complement our existing offering, we believe we will be able to leverage our infrastructure and continue to increase the efficiency of our operations over the long term.

Extend Product Categories of Existing Brands

        We frequently introduce new accessory product categories within our existing proprietary and licensed brands to further leverage our branded portfolio. For example, we introduced jewelry collections under the DIESEL, DKNY, EMPORIO ARMANI, FOSSIL and MICHAEL KORS brands after first establishing a market for the brands in watches. Wearable technology is an opportunity to extend the reach of our brands and offer customers new functionality with accessories, including jewelry and smart watches. While this is an emerging / new category, we anticipate developing capabilities in conjunction with our partnerships with Google and Intel ahead of releasing new products in 2015.

Introduce New Brands

        We have introduced new brands through the development or acquisition of proprietary brands and licensing agreements related to recognizable global fashion lifestyle brands to attract a wide range of consumers with differing tastes and lifestyles. Our current portfolio of proprietary and licensed watch brands allows us to compete for market share from the luxury branded market to the mass market level. In 2011, we entered into an exclusive global licensing agreement with Karl Lagerfeld for watches, which launched globally in the first quarter of 2013. In April 2012, we completed the acquisition of Skagen Designs, Ltd. ("Skagen Designs") and certain of its international subsidiaries. Skagen Designs is an international company offering contemporary Danish design accessories including watches, jewelry, sunglasses and clocks. In February 2013, we announced an exclusive global licensing agreement with Tory Burch for watches, which we launched globally in the third quarter of 2014. In February 2015, we announced an exclusive global licensing agreement with Kate Spade for watches.

Expand Retail Locations

        Historically, we have expanded our Company-owned retail and outlet locations each year. Distribution through our Company-owned retail stores has allowed us to raise awareness of the FOSSIL brand and showcase a broad assortment of FOSSIL branded products in a warm and inviting atmosphere. Our FOSSIL retail stores, combined with our FOSSIL branded catalogs and website, have continued to build brand equity, present a consistent brand image, influence the merchandising and presentation of our products at other retailers and have allowed us to test new product categories and designs. With the level of awareness we have achieved for the FOSSIL brand worldwide and the expansion of product categories offered under the brand, we have been able to accelerate our FOSSIL retail store growth. We also sell certain of our proprietary and licensed watch products, as well as upscale watch brands of other companies, such as Citizen and Swiss Army, at our Company-owned Watch Station International full price retail and outlet stores. We plan to open approximately 42 additional stores in fiscal year 2015, depending upon available retail locations and lease terms that meet our requirements, the majority of which will be our FOSSIL full price accessory and outlet concepts. During fiscal year 2015, we also expect to close approximately 23 retail stores globally.

Operating Strategy

Fashion Orientation and Design Innovation

        We are able to market our products to consumers with differing tastes and lifestyles by offering a wide range of brands and product categories at varying price points. We attempt to stay abreast of emerging fashion and lifestyle trends affecting accessories and clothing, and we respond to these trends by making adjustments in our product lines several times each year. We differentiate our products from those of our competitors principally through innovations in fashion details, including variations in both the materials and treatments used for dials, crystals, cases, straps and bracelets for our watches, and innovative treatments and details in our other accessories.

Coordinated Product Promotion

        We internally coordinate product design, packaging, advertising, websites, catalogs and in-store presentations to effectively communicate to our target markets the themes and images associated with our brands. For example, many of our watch products and certain of our accessory products are packaged in metal tins decorated with designs consistent with our marketing strategy and product image. In certain parts of the world, we market our non-watch fashion accessory lines through the same distribution channels as our watch lines, using similar in-store presentations, graphics and packaging.

Captive Suppliers

        The three entities that assemble the majority of our Asia watch production volume are majority owned by us. In addition, although we do not have long-term contracts with our unrelated accessory manufacturers, we maintain long-term relationships with several manufacturers. These relationships developed due to the significant length of time we have conducted business with the same manufacturers. We believe that we are able to exert significant operational control with regard to our principal watch assemblers because of our level of ownership and long standing relationships. In addition, we believe that the relative size of our business with non-owned watch manufacturers gives us priority within their production schedules. Furthermore, the manufacturers understand our quality standards, which allow us to produce quality products and reduce the delivery time to market, improving overall operating margins.

Actively Manage Retail Sales

        We manage the retail sales process with some of our wholesale customers by monitoring consumer purchases and retail inventory levels by product category and style, primarily through electronic data interchange, and by assisting some of our wholesale customers in the conception, development and implementation of their marketing programs. Through our merchandising unit, we work with some retailers to ensure that our products are properly stocked and displayed in accordance with our visual standards. As a result, we believe we enjoy close relationships with some of our principal wholesale customers, often allowing us to influence the mix, quantity and timing of their purchasing decisions.

Centralized Distribution

        We distribute substantially all of our products sold in North America from our warehouse and distribution centers located in Texas. In Europe, we distribute our products primarily through our warehouse and distribution center located in Germany. In Asia, we primarily distribute our products through our distribution warehouse located in Hong Kong and through smaller distribution warehouses in those countries where we maintain a physical presence. We believe our centralized distribution capabilities in the U.S. and Europe enable us to reduce inventory risk, increase flexibility in achieving delivery requirements of our customers and maintain cost advantages as compared to our competitors.

Corporate Information

        Fossil Group, Inc. is a Delaware corporation formed in 1991 and is the successor to a Texas corporation formed in 1984. Our shares of common stock trade on the NASDAQ Global Select Market under the trading symbol "FOSL." Our principal executive office is located at 901 S. Central Expressway, Richardson, Texas 75080, and our telephone number is (972) 234-2525. Our website address is www.fossilgroup.com. Except for any documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

 The offering

        For purposes of this section of the prospectus supplement summary, "we," "us" and "our" refer to Fossil Group, Inc. and not to its subsidiaries.

Issuer	Fossil Group, Inc.
Securities Offered	$ aggregate principal amount of % notes due , 2025.
Interest

The notes will bear interest at the rate of        % per year, payable semi-annually in arrears on            and            of each year, commencing on                  , 2015. The interest rate payable on the notes will be subject to adjustment as described under "Description of the notes—Interest Rate Adjustment Based on Rating Events."

Maturity Date	The notes will mature on , 2025.
Ranking	The notes will be our unsecured obligations and:
• will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations;
• will be effectively junior to any secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness; and
• will be structurally subordinated to all of the existing and future liabilities of each of our subsidiaries.
See "Description of the notes—Ranking."
Use of Proceeds

We estimate that the net proceeds from the offering of the notes will be approximately $        million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to repay a portion of the indebtedness outstanding under our Revolving Credit Facility (as defined below under the heading "Description of other indebtedness"). See "Use of proceeds" in this prospectus supplement.

Optional Redemption

At any time prior to            (the date that is three months prior to the maturity date of the notes), we will have the right to redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined herein) plus                  basis points.

At any time on or after            (the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

In each case, we will also pay any accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date. See "Description of the notes—Optional Redemption."
Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a "Change of Control Triggering Event" (as defined herein), we will be required, unless we have given written notice with respect to a redemption of the notes, within a specified period, to make an offer to purchase all notes at a price equal to 101% of the principal amount outstanding, plus any accrued and unpaid interest to, but not including, the date of repurchase. See "Description of the notes—Offer to Repurchase Upon a Change of Control Triggering Event."

Certain Covenants	The indenture governing the notes will, among other things, limit our ability to:
• incur secured indebtedness;
• enter into certain sale and leaseback transactions; and
• enter into certain mergers, consolidations or sales or other dispositions of all or substantially all of the assets of us and our subsidiaries, taken as a whole.

The above restrictions are subject to significant exceptions. See "Description of the notes—Certain Covenants" in this prospectus supplement and "Description of debt securities—Consolidation, Merger or Sale of Assets" in the accompanying prospectus.

Conflicts of Interest

J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders and/or agents under the Revolving Credit Facility. Because the net proceeds of this offering are intended to be used to repay a portion of the indebtedness outstanding under the Revolving Credit Facility, affiliates of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated may each receive more than 5% of the proceeds of this offering and, therefore, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are deemed to have a "conflict of interest" under Rule 5121 ("FINRA Rule 5121") of the Financial Industry Regulatory Authority, Inc. This offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter (as defined in FINRA Rule 5121) is required because the notes are investment grade rated (as defined in FINRA Rule 5121). See "Underwriting (Conflicts of interest)."

Trustee	Wells Fargo Bank, National Association
Governing Law	State of New York

 Selected historical financial data

        The following table sets forth selected historical financial information for the periods and at the dates indicated. The selected historical financial data as of the last day of fiscal years 2014 and 2013 and for the 2014, 2013 and 2012 fiscal years have been derived from the audited consolidated financial statements and the accompanying notes included in our Current Report on Form 8-K filed on May 7, 2015 (the "2015 Current Report"), which is incorporated herein by reference. The selected historical financial data as of the last day of fiscal years 2012, 2011 and 2010 and for the 2011 and 2010 fiscal years have been derived from our audited consolidated financial statements and the accompanying notes which are not incorporated herein by reference. The selected historical financial data as of the last day of the first fiscal quarters of 2015 and 2014 and for the first fiscal quarters of 2015 and 2014 have been derived from the unaudited financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2015 (the "First Quarter 2015 Quarterly Report"), which is incorporated herein by reference. Results of operations for the first fiscal quarters of 2015 and 2014 are not necessarily indicative of results that may be expected for any future periods.

        The selected historical financial data should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited condensed financial statements included in the First Quarter 2015 Quarterly Report and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements included in the 2015 Current Report. Each of the

First Quarter 2015 Quarterly Report and the 2015 Current Report is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	First Fiscal Quarter		Fiscal Year
(Amounts in thousands, except for ratios and percentages)
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Income Statement Data:
Net sales	$725,085	$776,544	$3,509,691	$3,259,971	$2,857,508	$2,567,302	$2,030,690
Gross profit	400,724	443,220	2,001,172	1,861,686	1,606,543	1,439,186	1,155,164
Operating income	56,154	104,698	566,536	561,596	488,840	471,991	376,414
Net income	40,638	69,161	386,611	388,048	354,259	307,402	264,890
Net income attributable to Fossil Group, Inc.	38,070	66,343	376,707	378,152	343,401	294,702	255,205
Balance Sheet Data (period end):
Working capital(1)	$961,785	$976,112	$1,043,025	$987,556	$737,334	$884,124	$801,329
Total assets	2,043,465	2,114,328	2,207,552	2,230,414	1,841,989	1,642,922	1,467,573
Total long-term liabilities	779,665	698,832	776,922	663,141	194,747	134,798	76,377
Stockholders' equity attributable to Fossil Group, Inc.	870,922	1,021,094	977,860	1,068,677	1,233,535	1,105,929	1,044,118
Other Data:
Adjusted EBITDA(2)	$90,482	$129,916	$687,758	$644,065	$573,260	$510,979	$433,431
Adjusted EBITDAR(2)	139,501	174,342	878,316	825,629	704,783	618,298	522,068
Total debt	644,844	541,945	630,305	508,154	77,934	15,245	9,827
Net Debt(3)	408,001	238,527	354,044	187,675	(99,302)	(272,253)	(382,967)
Adjusted Debt(4)	1,531,584	—	1,550,218	1,336,965	817,659	654,102	432,067
Adjusted Net Debt(4)	1,363,878	—	1,365,787	1,120,870	693,904	447,345	119,499
Net cash provided by operating activities	84,970	96,975	387,883	411,682	451,600	251,267	209,177
Free Cash Flow(5)	68,110	75,470	293,120	316,448	339,215	141,415	162,639
Ratio of total debt to Adjusted EBITDA			0.9x	0.8x	0.1x	0.0x	0.0x
Ratio of Net Debt to Adjusted EBITDA			0.5x	0.3x	(0.2x )	(0.5x )	(0.9x )
Ratio of Adjusted Net Debt to Adjusted EBITDAR			1.6x	1.4x	1.0x	0.7x	0.2x
Free Cash Flow as a percentage of total debt			47%	62%	435%	930%	1,660%
Free Cash Flow as a percentage of Adjusted EBITDA			43%	48%	59%	28%	38%

(1)
Working capital is defined as current assets minus current liabilities.

(2)
Adjusted EBITDA is a non-GAAP financial measure equal to net income plus provisions for income taxes, net interest expense, depreciation, amortization and accretion, impairment losses, losses on disposals of assets and stock-based compensation expense. Adjusted EBITDAR is a non-GAAP financial measure equal to Adjusted EBITDA before rent expense. We present Adjusted EBITDA and Adjusted EBITDAR because we believe that such information is used by certain investors as an important supplemental measure of our performance. The Adjusted EBITDA and Adjusted EBITDAR measures presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements, including the Credit Agreement. Adjusted EBITDA and Adjusted EBITDAR are not intended to be used as an alternative to any measure of our performance in accordance with generally accepted accounting principles in the United States ("GAAP"). The following table reconciles Adjusted EBITDA and Adjusted EBITDAR to the most directly comparable financial measure based on GAAP, which is net income.

	First Fiscal Quarter		Fiscal Year
(Amounts in thousands)	2015	2014	2014	2013	2012	2011	2010
Adjusted EBITDA and Adjusted EBITDAR reconciliation:
Net income	$38,070	$66,343	$376,707	$378,152	$343,401	$294,702	$255,205
Plus:
Provision for income tax	18,524	31,480	171,467	173,419	137,963	144,157	119,320
Interest expense	4,178	3,706	15,898	9,548	5,160	2,391	1,119
Depreciation, amortization and accretion	22,113	23,377	95,931	81,936	65,536	51,925	40,560
Impairment losses	1,270	282	9,266	5,750	1,231	957	7,429
Loss (gain) on disposals of assets	2,202	(31)	465	731	2,290	2,582	748
Stock-based compensation	4,346	4,978	18,823	15,338	18,568	14,615	10,553
Less:
Interest income	221	219	799	809	889	350	1,503

Adjusted EBITDA	90,482	129,916	687,758	664,065	573,260	510,979	433,431
Plus:
Rent expense	49,019	44,426	190,558	161,564	131,523	107,319	88,637

Adjusted EBITDAR	$139,501	$174,342	$878,316	$825,629	$704,783	$618,298	$522,068
(3)
Net Debt is a non-GAAP financial measure equal to total debt less cash and cash equivalents. We present Net Debt because we believe that such information is useful to investors as a measure of our financial position. Net Debt is not intended to be used as an alternative to any measure of our financial position in accordance with GAAP. The following table reconciles Net Debt to the most directly comparable GAAP financial measure, which is total debt, including current maturities and capital lease obligations.

	First Fiscal Quarter		Fiscal Year
(Amounts in thousands)	2015	2014	2014	2013	2012	2011	2010
Net Debt reconciliation:
Total debt	$644,844	$541,945	$630,305	$508,154	$77,934	$15,245	$9,827
Less:
Cash and cash equivalents	236,843	303,418	276,261	320,479	177,236	287,498	392,794

Net Debt	$408,001	$238,527	$354,044	$187,675	$(99,302)	$(272,253)	$(382,967)
(4)
Adjusted Debt is a non-GAAP financial measure equal to total debt plus operating lease obligations. We present Adjusted Debt because we believe that such information is used by certain investors as a measure of our financial position. Adjusted Net Debt is a non-GAAP financial measure equal to Adjusted Debt less tax effected cash. Tax effected cash is a measure of our cash and cash equivalents after giving effect to an assumed repatriation of all foreign cash and cash equivalents at an assumed U.S. corporate tax rate of 35%. We present Adjusted Net Debt because we believe that such information is used by certain investors as a measure of our financial position. The Adjusted Debt and Adjusted Net Debt measures presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures, if any, used in our various agreements. Adjusted Debt and Adjusted Net Debt are not intended to be used as an alternative to any measure of our financial position in accordance with GAAP. The following table provides a reconciliation of Adjusted Debt and Adjusted Net Debt to the most directly comparable GAAP measure, which is total debt, during the periods presented.

	First Fiscal Quarter		Fiscal Year
(Amounts in thousands)	2015	2014	2014	2013	2012	2011	2010
Adjusted Debt and Adjusted Net Debt reconciliation:
Total debt	$644,844	$—	$630,305	$508,154	$77,934	$15,245	$9,827
Plus:
Operating lease obligations	886,740	—	919,913	828,811	739,725	638,857	422,240

Adjusted Debt	1,531,584	—	1,550,218	1,336,965	817,659	654,102	432,067
Less:
Tax effected cash	167,706	—	184,431	216,095	123,755	206,757	312,568

Adjusted Net Debt	$1,363,878	$—	$1,365,787	$1,120,870	$693,904	$447,345	$119,499

(5)
Free Cash Flow is a non-GAAP financial measure equal to operating cash flow less additions to property, plant and equipment. We present Free Cash Flow because we believe that such information is an important indicator of our ability to service debt. The Free Cash Flow measures presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures, if any, used in our various agreements. Free Cash Flow is not intended to be used as an alternative to any measure of our liquidity in accordance with GAAP. The following table provides a reconciliation of Free Cash Flow to the most directly comparable GAAP measure, which is net cash provided by operating activities, during the periods presented.

	First Fiscal Quarter		Fiscal Year
(Amounts in thousands)	2015	2014	2014	2013	2012	2011	2010
Free Cash Flow reconciliation:
Net cash provided by operating activities	$84,970	$96,975	$387,883	$411,682	$451,600	$251,267	$209,177
Less:
Additions to property, plant and equipment	16,860	21,505	94,763	95,234	112,385	109,852	46,538

Free Cash Flow	$68,110	$75,470	$293,120	$316,448	$339,215	$141,415	$162,639

Risk factors

        You should carefully consider each of the following risks and all of the other information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. In addition to the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors below and those set forth under the heading "Risk Factors" in our 2015 Current Report, as well as any of our subsequently filed quarterly or current reports.

Risks related to this offering and the notes

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of some of the factors that could affect our financial and operating performance. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

  •
  refinance all or a portion of our debt, including the notes;

  •
  obtain additional financing;

  •
  sell some of our assets or operations;

  •
  reduce or delay capital expenditures and/or acquisitions; or

  •
  revise or delay our strategic plans.

        If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

        While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term "Change of Control Triggering Event" does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

        Furthermore, the indenture governing the notes does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, net sales, income, cash flow or liquidity;

  •
  limit our ability to incur indebtedness that is equal in right of payment to the notes;

  •
  restrict our subsidiaries' ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the notes;

  •
  limit the ability of our subsidiaries to service indebtedness;

  •
  restrict our ability to repurchase, repay or prepay any other of our indebtedness; or

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

        As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future liabilities and any preferred equity of our subsidiaries, which means that creditors and preferred equity holders of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

        The notes are exclusively obligations of Fossil Group, Inc. and will not be guaranteed by any of our subsidiaries except in the limited circumstances described under "Description of the notes—Future Guarantors." We derive substantially all of our operating income from, and hold substantially all of our assets through, subsidiaries. We will depend on distributions of cash flow and earnings from subsidiaries in order to meet our payment obligations under the notes and other obligations. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of April 4, 2015, our subsidiaries had approximately $9.7 million of outstanding indebtedness, including amounts outstanding under capital leases. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us, and we and our subsidiaries could agree to contractual restrictions on the ability of our subsidiaries to make distributions.

        Any right we have to receive assets of any of our subsidiaries upon the liquidation or reorganization of a subsidiary (and the consequent right of the holders of the notes to participate in those assets) will be structurally subordinated to the claims of such subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be effectively subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to any of the indebtedness held by us.

The notes are unsecured and would be effectively subordinated to any future secured indebtedness incurred by Fossil Group, Inc. to the extent of the assets securing such indebtedness.

        The notes are unsecured obligations, ranking effectively junior to any secured indebtedness Fossil Group, Inc. may incur in the future to the extent of the assets securing such indebtedness. As of the date of this prospectus supplement, Fossil Group, Inc. did not have any secured indebtedness, but if Fossil Group, Inc. incurs any future secured indebtedness, the assets securing any such secured indebtedness will be subject to prior claims by the secured creditors. In the event of any bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Fossil Group, Inc., or upon any acceleration of the notes, the assets that secure other indebtedness will be available to pay obligations on the notes only after any other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

Our Credit Agreement contains a covenant providing for a springing guaranty and lien in the event that our investment rating falls below certain thresholds.

        Our Credit Agreement contains a covenant whereby we are required to cause each of our existing and subsequently acquired or formed material domestic subsidiaries to guarantee our obligations under the Credit Agreement on a joint and several basis and to grant a security interest in 65% of the voting equity interests and 100% of the non-voting equity interests in our present and future material first-tier foreign subsidiaries in the event that our investment rating falls below certain thresholds. If the springing guaranty and lien is triggered under the Credit Agreement, the indenture governing the notes (i) will require each of the subsidiaries guaranteeing our obligations under the Credit Agreement to also guarantee our obligations under the notes and (ii) depending upon the amount of debt outstanding under the Credit Agreement, could require us to grant a security interest in favor of the noteholders in the subsidiaries in which a security interest was granted under the terms of the Credit Agreement. See "Description of the notes—Future Guarantors." If our investment rating falls below the thresholds set forth in the Credit Agreement and the springing liens are implemented under the Credit Agreement but not under the indenture governing the notes, the notes and any subsidiary guarantee will be effectively junior to our indebtedness and the applicable subsidiary's guarantee under our Credit Agreement to the extent of the value of the assets securing such indebtedness.

Our level of indebtedness could limit the cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary.

        As of April 4, 2015, after giving effect to the issuance of the notes offered hereby, we would have had $            of total consolidated indebtedness. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. For example, our level of indebtedness could, among other things:

  •
  affect our liquidity by limiting our ability to obtain additional financing for working capital, or limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

  •
  require us to dedicate a significant portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

  •
  limit our flexibility in planning for or reacting to changes in the markets in which we compete;

  •
  place us at a competitive disadvantage relative to our competitors who may have less indebtedness;

  •
  render us more vulnerable to general adverse economic and industry conditions; and

  •
  make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

        In addition, our Credit Agreement contains financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

The indenture does not restrict the amount of additional debt that we may incur.

        The notes and the indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us, and our Credit Agreement restricts, but does not prohibit, our ability to incur additional debt. If we incur additional debt, the related risks (described in "—Our level of indebtedness could limit the cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary" above) that we now face could intensify, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Restrictions on the ability of our subsidiaries to pay dividends or make distributions or other payments to us in sufficient amounts, including due to bankruptcy or insolvency, could impede our ability to satisfy our obligations, including to meet our obligations in respect of the notes.

        We are a holding company, and we have no significant direct operations. Our primary asset is the capital stock of our subsidiaries. As a result, we rely primarily on dividends and other payments from our subsidiaries to make payments of interest, principal and premium, if any, on our indebtedness. Our subsidiaries are legally distinct from Fossil Group, Inc. and have no obligation to pay amounts due on the notes or to make funds available to Fossil Group, Inc. for such payment. The ability of our subsidiaries to pay dividends to us depends on their earnings, covenants contained in financing or other agreements in effect from time to time and on statutory surplus. If the cash we receive from our subsidiaries pursuant to dividend payments and tax sharing arrangements is insufficient for us to make payments of interest, principal and premium, if any, on the notes, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of additional debt, the issuance of equity or the sale of assets. There is no assurance, however, that we would be able to raise cash by these means or on terms favorable or acceptable to us, particularly given the recent volatility in the capital markets.

        If any of our subsidiaries were to become insolvent, liquidate or otherwise reorganize, creditors of such subsidiary would be entitled to payment in full from such subsidiary's assets before we, in our capacity as a stockholder, would be entitled to receive any distribution from such subsidiary.

        If the ability of our subsidiaries to pay dividends or make other distributions or payments to us is materially restricted by bankruptcy or insolvency, or the desire to maintain their financial strength, or is limited due to operating results or other factors, it could materially adversely affect our ability to make payments of interest, principal and premium, if any, on the notes.

We may redeem your notes at our option, which may adversely affect your return.

        As described under "Description of the notes—Optional Redemption," we have the right to redeem the notes in whole or in part from time to time. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event in accordance with the indenture, which would result in a default under the notes.

        Upon the occurrence of a Change of Control Triggering Event (as defined herein) under the indenture governing the notes, we will be required to offer to repurchase the notes at a price of 101% of the aggregate principal amount of the notes outstanding plus accrued and unpaid interest to, but not including, the date of repurchase. However, we may not have sufficient funds to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase in accordance with the indenture would result in a default under the notes. For more information, see "Description of the notes—Offer to Purchase Upon a Change of Control Triggering Event."

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

        Any default by us under the agreements governing our indebtedness that is not cured or waived could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. Specifically, if we are unable to comply with the restrictions and covenants in our Credit Agreement, there could be an event of default under the terms of such facility, and the lenders under our Credit Agreement may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the indenture governing the notes. Our ability to comply with these restrictions and covenants, including meeting the financial ratios and tests under our Credit Agreement, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of an event of default under our Credit Agreement, the lenders under such facility could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our indebtedness outstanding and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our Credit Agreement or obtain needed waivers on satisfactory terms.

There may be no public trading market for the notes.

        The notes are a new issue of securities for which there is currently no established trading market. A market for the notes may not develop or, if one does develop, it may not be maintained. If a market develops, the notes could trade at prices that may be higher or lower than the initial offering price or the price at which you purchased the notes, depending on many factors, including prevailing interest rates, our financial performance, the amount of indebtedness we have outstanding, the market for similar securities and the time remaining to maturity of your notes. We have not applied, and do not intend to apply, for the notes to be listed on any securities exchange or quoted on any automated quotation system. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

An increase in market interest rates could result in a decrease in the value of the notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

        We currently expect that, upon issuance, the notes will be rated by two rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

If, in the future, the notes are guaranteed by any of our subsidiaries, federal and state statutes may allow courts to void the guarantees, subordinate the guarantees or require noteholders to return payments received from guarantors.

        In certain limited circumstances described under "Description of the notes—Future Guarantors," certain of our subsidiaries may be required to guarantee the notes. Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use these laws to subordinate or void the guarantees of the notes, if any, issued in the future by any of our subsidiaries. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee. In addition, any payment to a noteholder by such subsidiary guarantor pursuant to any guarantee could be voided by the courts and required to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of such subsidiary guarantor. To the extent a future guarantee of the notes by a subsidiary is voided as a result of fraudulent conveyance or held unenforceable for any other reason, the noteholders would cease to have any claim in respect of such guarantee and would not be creditors of such subsidiary.

Cautionary statement concerning forward-looking statements

        This prospectus supplement, the accompanying prospectus and any other offering materials and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and any other offering materials and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "could," "will" and variations of these words or similar expressions are intended to identify forward-looking statements.

        We have based these forward-looking statements upon our current expectations, estimates and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These statements reflect our beliefs and certain assumptions based upon information available to us at the time of this prospectus or the time of the documents incorporated by reference.

        Such forward-looking statements are only predictions, which may differ materially from actual results or future events. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Among the factors that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements are risks and uncertainties described in "Risk factors" beginning on page S-16 of this prospectus supplement and in our periodic and other reports filed with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See "Where you can find more information" beginning on page S-56 of this prospectus supplement.

 Use of proceeds

        We estimate that the net proceeds from the offering of the notes will be approximately $             million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the offering of the notes to repay a portion of the indebtedness outstanding under our Revolving Credit Facility.

        As of April 4, 2015, we had $407.0 million outstanding under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility, which matures May 17, 2018, bore interest at a rate of 1.44% per annum as of April 4, 2015. The amounts being repaid under the Revolving Credit Facility with the net proceeds of this offering were borrowed to refinance the outstanding obligations under the Prior Revolving Credit Facility (as defined below under the heading "Description of other indebtedness"). J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders and/or agents under the Revolving Credit Facility and will receive their pro rata portion of the net proceeds from this offering that will be used to repay a portion of the indebtedness outstanding under our Revolving Credit Facility. See "Description of other indebtedness" and "Underwriting (Conflicts of interest)".

Ratio of earnings to fixed charges

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

		Fiscal Year
	First Fiscal Quarter 2015
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	3.60x	7.49x	9.16x	10.21x	11.77x	12.50x

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of (i) the sum of (a) pretax income from continuing operations before adjustment for income or loss from equity investees, (b) fixed charges and (c) distributed income of equity investees, less (ii) the noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries.

 Capitalization

        The following table sets forth our cash and cash equivalents and capitalization as of April 4, 2015:

  •
  on an actual basis; and

  •
  as adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds thereof, as described in "Use of proceeds."

        This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our unaudited consolidated financial statements and the accompanying notes included in the First Quarter 2015 Quarterly Report and (ii) "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the First Quarter 2015 Quarterly Report and other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At April 4, 2015
(Dollars in thousands)	Actual	As Adjusted
Cash and cash equivalents	$236,843	$

Short-term debt:
Short-term debt	$1,283	$
Current portion of Term Loan	17,188

Total short-term debt	18,471
Long-term debt:
Revolving Credit Facility	407,000
Term Loan	210,938
U.S. capital leases	37
Other international	8,398
% Senior Notes due 2025 offered hereby	—

Total long-term debt	626,373
Stockholders' equity:
Common stock, $0.01 par value, 49,527 shares issued and outstanding at April 4, 2015	495
Additional paid-in capital	174,201
Retained earnings	746,081
Accumulated other comprehensive loss	(49,855)

Total Fossil Group, Inc. stockholders' equity	870,922
Noncontrolling interest	9,339

Total stockholders' equity	$880,261	$

Total capitalization	$1,525,105	$

Description of other indebtedness

Credit Agreement

        On March 9, 2015, Fossil Group, Inc., as borrower, entered into an Amended and Restated Credit Agreement (the "Credit Agreement") with certain lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as syndication agents, HSBC Bank USA, National Association, Compass Bank, and Fifth Third Bank, as documentation agents, and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners.

        The Credit Agreement provides for (i) revolving credit loans in the amount of $1,050.0 million (the "Revolving Credit Facility"), with an up to $20.0 million subfacility for swingline loans (the "Swingline Loan"), and an up to $10.0 million subfacility for letters of credit, and (ii) a term loan in the amount of $231.3 million (the "Term Loan"). The Credit Agreement expires, and is due and payable, on May 17, 2018.

        As of April 4, 2015, we had $228.1 million outstanding under the Term Loan, and $407.0 million was drawn under the Revolving Credit Facility. Amounts available under the Revolving Credit Facility are reduced by any amounts outstanding under standby letters of credit. As of April 4, 2015, we had available borrowing capacity of approximately $642.1 million under the Revolving Credit Facility.

        The Credit Agreement amended and restated that certain Credit Agreement, dated as of May 17, 2013, as amended (the "Prior Credit Agreement"), by and among Fossil Group, Inc. and certain of its subsidiaries, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, swingline lender, and issuing lender, JPMorgan Chase Bank, N.A. and Bank of America N.A. as syndication agents, HSBC Bank USA, National Association, Compass Bank and Fifth Third Bank, as documentation agents, and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, which was scheduled to mature on May 17, 2018. The Prior Credit Agreement provided for (i) revolving credit loans in the amount of $1,050.0 million (the "Prior Revolving Credit Facility"), with an up to $20.0 million subfacility for swingline loans, and an up to $10.0 million subfacility for letters of credit, and (ii) a term loan in the amount of $250.0 million. As of March 9, 2015, we had $555.0 million in aggregate principal amount outstanding under the Prior Revolving Credit Facility and $231.3 million in aggregate principal amount of term loans outstanding under the Prior Credit Agreement, all of which was refinanced on March 9, 2015 with borrowings under the Credit Agreement. No penalties or other early termination fees were incurred in connection with the amendment and restatement of the Prior Credit Agreement.

        Our obligations under the Credit Agreement are unsecured and none of our subsidiaries are guarantors of our obligations under the Credit Agreement. Upon the occurrence of both (a) the Moody's Investor Service, Inc. rating of Fossil Group, Inc. falling below Ba1 and (b) the Standard & Poor's Financial Services LLC rating of Fossil Group, Inc. falling below BB+, our obligations under the Credit Agreement will be required to be guaranteed by all direct and indirect material domestic subsidiaries of Fossil Group, Inc., as provided in a subsidiary guaranty agreement, and secured by 65% of the total outstanding voting capital stock and 100% of the non-voting capital stock of Fossil Group, Inc.'s material first-tier foreign subsidiaries, pursuant to a pledge agreement. In addition to refinancing the indebtedness under the Prior Credit Agreement, the Credit Agreement may be used (a) to finance the acquisition of capital assets, (b) for ongoing working capital and other general corporate purposes, and (c) to repurchase the Company's capital stock to the extent permitted under the Credit Agreement.

        Amounts outstanding under the Revolving Credit Facility and Term Loan bear interest, at our option, at (i) the base rate (defined as the highest of (a) the prime rate publicly announced by Wells Fargo Bank, National Association, (b) the federal funds rate plus 0.5%, and (c) LIBOR for an interest period of one month plus 1.0%) plus the base rate applicable margin (which varies, based upon our consolidated total leverage ratio, from 0.25%, if the consolidated total leverage ratio is less than 1.00 to 1.00, to 1.00%, if the consolidated total leverage ratio is greater than or equal to 2.00 to 1.00) or (ii) the LIBOR rate (defined as the quotient obtained by dividing (a) LIBOR by (b) 1.00 minus the Eurodollar reserve percentage) plus the LIBOR rate applicable margin (which varies, based upon the consolidated total leverage ratio, from 1.25%, if the consolidated total leverage ratio is less than 1.00 to 1.00, to 2.00%, if the consolidated total leverage ratio is greater than or equal to 2.00 to 1.00). Amounts outstanding under the Swingline Loan or upon any drawing under a letter of credit bear interest at the base rate plus the applicable margin. Interest based upon the base rate is payable quarterly in arrears. Interest based upon the LIBOR rate is payable on the last day of the applicable interest period.

        Financial covenants governing the Credit Agreement require us to maintain (i) a consolidated total leverage ratio no greater than 2.50 to 1.00 and (ii) a consolidated interest coverage ratio no less than 3.50 to 1.00. The Credit Agreement contains representations, warranties, covenants, events of default and indemnities that are customary for agreements of this type.

        We are required to pay a commitment fee on the unused amounts of the commitments under the Revolving Credit Facility, payable quarterly in arrears, ranging from 0.20% to 0.35%, based on the consolidated total leverage ratio. In connection with any letter of credit, we are required to pay (i) a letter of credit commission, payable quarterly in arrears, in an amount equal to the daily amount available to be drawn under such letter of credit multiplied by the applicable margin with respect to revolving credit loans that are LIBOR rate loans, (ii) a fronting fee, payable quarterly in arrears, as set forth in the applicable letter of credit application or as otherwise separately agreed by us and the issuing lender, and (iii) normal and customary costs and expenses incurred or charged by the issuing lender in issuing, effecting payment under, amending or otherwise administering the letter of credit.

        Loans under the Credit Agreement may be prepaid, in whole or in part, at our option, in minimum principal amounts of (i) $2.0 million or increments of $1.0 million in excess thereof, with respect to a base rate loan under the Revolving Credit Facility, (ii) $5.0 million or increments of $1.0 million in excess thereof, with respect to a LIBOR rate loan under the Revolving Credit Facility, (iii) $5.0 million or increments of $1.0 million in excess thereof, with respect to the Term Loan, and (iv) $0.1 million or increments of $0.1 million in excess thereof, with respect to a Swingline Loan. Loans under the Credit Agreement must be repaid with the net cash proceeds of certain asset sales or insurance and condemnation events. We may permanently reduce the revolving credit commitment under the Revolving Credit Facility at any time, in whole or in part, without premium or penalty, in a minimum aggregate principal amount of not less than $3.0 million or increments of $1.0 million in excess thereof.

        The repayment obligation under the Credit Agreement can be accelerated upon the occurrence of an event of default, including the failure to pay principal or interest, a material inaccuracy of a representation or warranty, violation of covenants, cross-default, change in control, bankruptcy events, failure of a loan document provision, certain ERISA events and material judgments.

        As of the date of this prospectus supplement, we were in compliance with all financial covenants under the Credit Agreement.

        We intend to use the net proceeds of the offering of the notes to repay a portion of the indebtedness outstanding under the Revolving Credit Facility. See "Use of proceeds" on page S-23 of this prospectus supplement.

Letter of Credit Facility

        On May 11, 2012, Fossil Group, Inc., Fossil Partners, L.P., Fossil Europe GmbH and Fossil Asia Pacific Ltd. renewed their Letter of Credit Facility (the "LC Facility") with the Hong Kong and Shanghai Banking Corporation Limited to allow for $80.0 million of commercial letters of credit. As of April 4, 2015, we had outstanding letters of credit under the LC Facility of approximately $54.2 million. Letters of credit issued under the LC Facility are primarily used for the purchase of inventory.

 Description of the notes

        The notes will be issued under an indenture (the "base indenture"), to be dated as of May     , 2015, between Fossil Group, Inc. and Wells Fargo Bank, N.A., as trustee (the "trustee"). The base indenture will be supplemented by a supplemental indenture (the "supplemental indenture") to be entered into concurrently with the delivery of the notes (as so supplemented, the "indenture"). The following summary of provisions of the indenture and the notes supplements, and to the extent inconsistent, replaces, the description of the general terms and provisions of the debt securities contained in the accompanying prospectus. These summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). These summaries may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from the Issuer upon request. See "Where You Can Find More Information; Incorporation of Certain Documents by Reference" in this prospectus supplement and in the accompanying prospectus. Certain capitalized terms used below are defined under "—Definitions" or in the summary description of debt securities contained in the accompanying prospectus. Certain other capitalized terms used and not defined in these summaries have the meanings specified in the indenture. References to the "Issuer" in this section of the prospectus supplement are only to Fossil Group, Inc. and not to any of its Subsidiaries.

General

        The notes will have the following basic terms:

  •
  the notes will be senior unsecured obligations of the Issuer and will rank equally with all other existing and future unsecured and unsubordinated obligations of the Issuer;

  •
  the notes initially will be limited to $             million aggregate principal amount (subject to the right of the Issuer to issue additional notes as described under "—Further Issuances" below);

  •
  the notes will accrue interest at a rate of        % per year, subject to adjustment as described below under "—Interest Rate Adjustment Based on Rating Events";

  •
  interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on                        and                         of each year, beginning on                         , 2015;

  •
  interest will be payable to the holders of record at the close of business on the                        or                         , as the case may be, immediately preceding the related interest payment dates;

  •
  the notes will mature on                        , 2025, unless redeemed or repurchased prior to that date;

  •
  the Issuer may redeem the notes, in whole or in part, at any time at its option as described under "—Optional Redemption";

  •
  the Issuer may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a "Change of Control Triggering Event" as described under "—Offer to Repurchase Upon a Change of Control Triggering Event";

  •
  the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

  •
  the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see "—Book-Entry, Delivery and Form").

        Interest on each note will be paid to the Person in whose name that note is registered at the close of business on the                        or                         , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means any day other than a Saturday, a Sunday or a day on which Federal or State banking institutions in the Borough of Manhattan, the City of New York, or in the city where the office or agency for payment on the notes is maintained, are authorized or obligated by law, executive order or regulation to close.

        The notes will not be subject to any sinking fund.

        The Issuer may at any time and from time to time purchase notes in the open market or otherwise.

Payment and Transfer or Exchange

        Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Issuer for such purpose (which initially will be located in New York, New York). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company ("DTC") or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. Payment of interest on certificated notes in definitive form may, at the option of the Issuer, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See "—Book-Entry, Delivery and Form".

        A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Issuer is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing or otherwise delivering a notice of redemption of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

        All amounts of principal of and premium, if any, and interest on the notes paid by the Issuer that remain unclaimed two years after such payment was due and payable will be repaid to the Issuer, and the holders of such notes will thereafter look solely to the Issuer for payment.

Ranking

        The notes will be senior unsecured obligations of the Issuer and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of the Issuer.

        The notes will be effectively junior to any secured Indebtedness incurred by the Issuer to the extent of the value of the assets securing such Indebtedness.

        The Issuer derives substantially all of its operating income from, and holds substantially all of its assets through, Subsidiaries. The Issuer will depend on distributions of cash flow and earnings from Subsidiaries in order to meet its payment obligations under the notes and other obligations. These Subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes, or to provide the Issuer with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to all existing and future liabilities of the Subsidiaries of the Issuer. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of the Subsidiaries of the Issuer to make payments or other distributions to the Issuer, and the Issuer and its Subsidiaries could agree to contractual restrictions on the ability of the Issuer's Subsidiaries to make distributions.

        On a pro forma basis to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds thereof, as described in "Use of proceeds", as of April 4, 2015:

  •
  outstanding Indebtedness of the Issuer would have been $             million, none of which would have been secured; and

  •
  outstanding Indebtedness of the Subsidiaries of the Issuer would have been approximately $9.7 million, including amounts outstanding under capital leases.

Interest Rate Adjustment Based on Rating Events

        The indenture provides that the interest rate payable on the notes will be subject to adjustment from time to time if Moody's or S&P (or, if applicable, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act selected by the Issuer under the indenture, as a replacement for Moody's or S&P, or both, as the case may be (each, a "Substitute Rating Agency")) downgrades (or subsequently upgrades) its rating assigned to the notes, as set forth below. Each of Moody's, S&P and any Substitute Rating Agency is an "Interest Rate Rating Agency", and together they are "Interest Rate Rating Agencies".

        If the rating of the notes from Moody's (or, if applicable, any Substitute Rating Agency therefor) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate set forth on the cover page of this prospectus supplement by the percentage per annum set forth opposite that rating:

Moody's Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

        If the rating of the notes from S&P (or, if applicable, any Substitute Rating Agency therefor) is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate set forth on the cover page of this prospectus supplement by the percentage per annum set forth opposite that rating:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB–	0.75%
B+ or below	1.00%

*
Including the equivalent ratings of any Substitute Rating Agency therefor.

        For purposes of making adjustments to the interest rate payable on the notes, the following rules of interpretation will apply:

        (1)   if at any time less than two Interest Rate Rating Agencies provide a rating on the notes for reasons not within our control, (i) the Issuer will use commercially reasonably efforts to obtain a rating on the notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the per annum interest rate on the notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an Independent Investment Banker and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody's or S&P, as applicable, in such table, and (iv) the per annum interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the notes set forth on the cover page of this prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency);

        (2)   for so long as only one Interest Rate Rating Agency provides a rating on the notes, any increase or decrease in the interest rate on the notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

        (3)   if both Interest Rate Rating Agencies cease to provide a rating of the notes for any reason, and no Substitute Rating Agency has provided a rating on the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate set forth on the cover page of this prospectus supplement prior to any adjustment;

        (4)   if Moody's or S&P ceases to rate the notes or make a rating of the notes publicly available for reasons within our control, we will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the per annum interest rate on the notes shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on the notes, as the case may be;

        (5)   each interest rate adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody's or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any interest rate adjustment occasioned by the action of the other Interest Rate Rating Agency;

        (6)   in no event will (a) the interest rate on the notes be reduced to below the interest rate set forth on the cover page of this prospectus supplement, (b) the interest rate on the notes at any time exceed the interest rate set forth on the cover page of this prospectus supplement plus 2.00% per annum, or (c) the interest rate on the notes be adjusted at any time as the result of the actions of more than two Interest Rate Rating Agencies;

        (7)   if the rating of the notes by Moody's or any Substitute Rating Agency therefor at any time is "Baa3" (or its equivalent if with respect to any Substitute Rating Agency) or higher, the percentage specified by the Moody's table above shall be deemed to be zero;

        (8)   if the rating of the notes by S&P or any Substitute Rating Agency therefor at any time is "BBB–" (or its equivalent if with respect to any Substitute Rating Agency) or higher, the percentage specified by the S&P table above shall be deemed to be zero; and

        (9)   subject to clauses (3) and (4) above, no adjustment in the interest rate of the notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating of the notes.

        If at any time the interest rate on the notes has been adjusted upward and any of the Interest Rate Rating Agencies subsequently increases its rating of the notes, the interest rate on the notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the notes equals the interest rate set forth on the cover page of this prospectus supplement plus the applicable percentages set forth opposite the ratings in effect immediately following the increase in the tables above, all calculated in accordance with the rules of interpretation set forth above. If Moody's or any Substitute Rating Agency subsequently increases its rating on the notes to "Baa3" (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the notes to "BBB–" (or its equivalent if with respect to any Substitute Rating Agency) or higher, the per annum interest rate on the notes will be decreased to the interest rate set forth on the cover page of this prospectus supplement.

        Any interest rate increase or decrease described above will take effect from the first day of the first interest period that commences after the date on which a rating change occurs requiring an adjustment in the interest rate. If any Interest Rate Rating Agency changes its rating of the notes more than once during any particular interest period, the last such change by such Interest Rate Rating Agency to occur will control in the event of a conflict for purposes of any interest rate increase or decrease with respect to the notes.

        If the interest rate payable on the notes is increased as described above, the term "interest", as used with respect to the notes, will be deemed to include any such additional interest unless the context otherwise requires.

        The Issuer shall promptly provide the trustee with written notice of any adjustment in the interest rate payable on the notes and the resulting interest rate and the interest period to which it is applicable, and the trustee shall have no obligation to determine when an adjustment to the interest rate should be made or how the adjustment should be made or what the interest rate should be.

Future Guarantors

        At the time of issuance, the notes will not be guaranteed by any of our Subsidiaries. If, after the issue date, any Subsidiary of the Issuer guarantees any obligations under the Senior Credit Facility, any other Credit Facility Debt or any Capital Markets Debt, the indenture will require the Issuer to, within 30 days, cause such Subsidiary to (A) execute and deliver to the trustee a supplemental indenture in a form reasonably satisfactory to the trustee pursuant to which such Subsidiary shall fully and unconditionally guarantee all of the Issuer's obligations under the notes and the indenture and (B) deliver to the trustee an opinion of counsel to the effect that (i) such supplemental indenture has been duly executed and authorized and (ii) such supplemental indenture constitutes a valid, binding and enforceable obligation of such Subsidiary, subject to customary exceptions. Any such guarantee shall be equal in right of payment with the obligations of such Subsidiary under the Senior Credit Facility, such other Credit Facility Debt or such Capital Markets Debt. Under the terms of the guarantees, holders of the notes will not be required to exercise their remedies against the Issuer before they proceed directly against any Subsidiary Guarantors.

        A Subsidiary Guarantor will be automatically released and relieved from all its obligations under its guarantee in the following circumstances, each of which is permitted by the indenture:

  •
  upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the Equity Interests of such Subsidiary Guarantor (other than to the Issuer or any Subsidiary);

  •
  if the Issuer exercises its legal defeasance option or covenant defeasance option as described in the prospectus under "Description of debt securities—Defeasance" or if the Issuer's obligations under the indenture with respect to the notes are discharged in accordance with the terms of the indenture as described in the prospectus under "Description of debt securities—Discharge";

  •
  upon the sale or other disposition, in one transaction or a series of related transactions, of all or substantially all the assets of such Subsidiary Guarantor (other than to the Issuer or any Subsidiary); or

  •
  upon the release or discharge of the guarantee of the Senior Credit Facility, such other Credit Facility Debt or such Capital Markets Debt that gave rise to such obligation to guarantee the notes, or the payment in full of such guaranteed Indebtedness;

provided, however, that after giving effect to such transaction, such Subsidiary Guarantor no longer guarantees any obligations under the Senior Credit Facility, any other Credit Facility Debt or any Capital Markets Debt.

        Upon delivery by the Issuer to the trustee of an officer's certificate and opinion of counsel to the effect that any of the foregoing conditions has occurred, the trustee will execute and deliver any documents, instructions or instruments evidencing such release.

        Each Subsidiary Guarantor that makes a payment under its guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP. Each guarantee will contain a provision that will purport to limit the obligations of such Subsidiary Guarantor under its guarantee as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its guarantee could be reduced to zero.

Optional Redemption

        The Issuer may redeem the notes at its option at any time, either in whole or in part. If the Issuer elects to redeem the notes prior to                (the date that is three months prior to the maturity date of the notes), it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date: (1) 100% of the principal amount of the notes to be redeemed; and (2) the sum of the present values of each remaining scheduled payment of principal and interest (based on the interest rate applicable to the notes at the time of the notice of redemption) on the notes to be redeemed (exclusive of accrued and unpaid interest to, but not including, the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus      % (            basis points).

        In addition, on or after                (the date that is three months prior to the maturity date of the notes), the Issuer may redeem the notes at its option at any time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

        The following terms are relevant to the determination of the redemption price.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Issuer obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

        "Independent Investment Banker" means an independent investment banking institution of national standing appointed by the Issuer, which may be one of the Reference Treasury Dealers.

        "Reference Treasury Dealer" means each of (i) J.P. Morgan Securities LLC (and its successors); (ii) a primary U.S. Government securities dealer designated by Wells Fargo Securities, LLC (and its successors); and (iii) two additional primary U.S. Government securities dealers selected by the Issuer. If, however, any of them ceases to be a primary U.S. Government securities dealer, the Issuer will substitute another nationally recognized investment banking firm that is such a dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, the Issuer will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The Issuer will calculate the redemption price prior to such redemption date and file with the trustee an officer's certificate setting forth the redemption price, showing the calculation in reasonable detail.

        A partial redemption of the notes may be effected pro rata or by lot in accordance with the applicable procedures of DTC or by such method as specified at the direction of the Issuer (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

        Notice of any redemption will be mailed (or otherwise delivered in accordance with the procedures of DTC) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

        Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Offer to Repurchase Upon a Change of Control Triggering Event

        Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the notes as described under "—Optional Redemption", the indenture provides that each holder of notes will have the right to require the Issuer to repurchase all or a portion (in excess of $2,000 and in integral multiples of $1,000) of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a repurchase price in cash equal to 101% of the principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Issuer's option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send, by first class mail (or otherwise deliver to holders in accordance with the procedures of DTC), a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Repayment Date"). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Repayment Date. Holders of notes electing to have notes repurchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled "Option of Holder to Elect Repurchase" on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Repayment Date.

        On the Change of Control Repayment Date following a Change of Control Triggering Event, the Issuer will, to the extent lawful:

  •
  accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

  •
  deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer's certificate stating the aggregate principal amount of notes being purchased by the Issuer.

        The paying agent will promptly mail or otherwise deliver to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate after receipt of an authentication order and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

        The Issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all notes properly tendered and not withdrawn under its offer.

        Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraphs will have the status of notes issued and outstanding.

        The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflict.

        The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control Triggering Event feature is a result of negotiations between the Issuer and the underwriters. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, restructurings, reorganizations, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture and holders of the notes may not be entitled to require the Issuer to repurchase their notes, even though such transactions could increase the amount of Indebtedness outstanding at such time, affect the capital structure of the Issuer or credit ratings on the notes or otherwise adversely affect holders of the notes, including certain circumstances involving a significant change in the composition of the board of directors of the Issuer, such as in connection with a proxy contest. Restrictions on the ability of the Issuer to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under "—Certain Covenants—Limitation on Liens" and "—Certain Covenants—Limitation on Sale and Leaseback Transactions". Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Triggering Event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        The Issuer may not have sufficient funds to repurchase all the notes upon a Change of Control Triggering Event. In addition, even if it has sufficient funds, the Issuer may be prohibited from repurchasing the notes under the terms of its other Indebtedness then outstanding. See "Risk Factors—Risks related to this offering and the notes—We may not be able to repurchase all of the notes upon a Change of Control Triggering Event in accordance with the indenture, which would result in a default under the notes".

        The definition of "Change of Control" includes a phrase relating to the sale, lease, conveyance or other disposition of "all or substantially all" the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person may be uncertain.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Change of Control" means the occurrence of any one of the following:

  (1)
  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act)) other than to the Issuer or one of its Subsidiaries;

  (2)
  the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any "person" or "group" (as those terms are used in Section 13(d)(3) of the Exchange Act)) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Issuer, measured by voting power rather than number of shares;

  (3)
  the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

  (4)
  the adoption of a plan or proposal relating to the liquidation or dissolution of the Issuer.

        Notwithstanding the foregoing, a transaction will be deemed not to constitute a Change of Control under this definition if (i) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) the ultimate "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the Voting Stock of such holding company immediately following that transaction are the same as the beneficial owners of the Issuer's Voting Stock immediately prior to that transaction.

        "Change of Control Triggering Event" means the notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the "Trigger Period") commencing 60 days prior to the first public announcement by the Issuer of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless both of the Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's) and a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), or the equivalent investment grade credit rating from any replacement Rating Agency selected by the Issuer in accordance with the definition of "Rating Agency" below.

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agency" means each of Moody's and S&P; provided that, if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside the control of the Issuer, the Issuer may appoint a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act and reasonably acceptable to the trustee under the indenture, as a replacement for Moody's or S&P, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Voting Stock" means, with respect to any specified Person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Further Issuances

        The Issuer may from time to time, without notice to or the consent of the holders of the notes, create and issue notes under the indenture in one or more series, which may have terms and conditions that differ from those that are set forth herein. In addition, the Issuer may, without notice to or the consent of the holders of the notes, issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (other than with respect to the date of issuance, public offering price, and the first interest payment date applicable thereto). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments and otherwise as, the notes, and will vote together as one class on all matters with respect to the notes. Any additional notes that are not fungible with the notes for U.S. federal income tax purposes will have a separate CUSIP number.

Certain Covenants

        Except as set forth below, neither the Issuer nor any of its Subsidiaries will be restricted by the indenture from:

  •
  incurring any Indebtedness or other obligation;

  •
  paying dividends or making distributions on the capital stock of the Issuer or of its Subsidiaries; or

  •
  purchasing or redeeming capital stock of the Issuer or such Subsidiaries.

        In addition, neither the Issuer nor any of its Subsidiaries will be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a Change of Control or other events involving the Issuer or any of its Subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under "—Offer to Repurchase Upon a Change of Control Triggering Event". Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Issuer that may adversely affect holders of the notes, except to the limited extent provided under "—Offer to Repurchase Upon a Change of Control Triggering Event".

        The indenture will contain the following principal covenants:

Limitation on Liens

        The Issuer will not incur, and will not permit any Subsidiary to incur, any mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, "Liens") upon any of their property or assets, including capital stock of their respective Subsidiaries (whether such property or assets are now existing or owned or hereafter created or acquired) to secure Indebtedness, in each case, unless prior to or within 15 days after such time, the notes are equally and ratably secured with or, at the option of the Issuer, prior to, such secured Indebtedness. The Issuer may, at its option, release and discharge any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence at the time of, or at any time after, the release and discharge of the initial Lien, or may provide that such Lien is automatically released and discharged upon the release and discharge of the initial Lien.

        The foregoing restriction does not apply to:

  (1)
  Liens on property or assets of a Person existing (i) at the time such Person is merged with or into or consolidated with the Issuer or any of its Subsidiaries, (ii) at the time such Person becomes a Subsidiary of the Issuer or (iii) at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Issuer or any of its

    Subsidiaries; provided that such Lien was not incurred in anticipation of such merger, consolidation, or sale, lease, other disposition or other such transaction; provided, further, that such Liens may not extend to any other property owned by the Issuer or any other Subsidiary;

  (2)
  Liens on property or assets existing at the time of acquisition by the Issuer or any Subsidiary of such property or assets (which may include property previously leased by the Issuer or any of its Subsidiaries), and leasehold interests on such property; provided that the lease terminates prior to or upon the acquisition; provided, further, that such Liens may not extend to any other property owned by the Issuer or any other Subsidiary;

  (3)
  Liens on property or assets to secure any Indebtedness (including capital leases) incurred to finance the purchase price or cost of development or construction of such property or assets, or additions, repairs, alterations or improvements to such property; provided that such Liens are incurred within 24 months of the latest of the acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

  (4)
  Liens securing Indebtedness of the Issuer or any Subsidiary owing to the Issuer or any of its Subsidiaries;

  (5)
  Liens existing on the date of the initial issuance of the notes (other than any additional notes);

  (6)
  Liens securing the notes (including any additional notes) and any guarantees in respect thereof;

  (7)
  Liens imposed by law, such as carriers', warehousemen's, mechanic's, repairmen's and other similar Liens, in each case for sums not yet overdue by more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens) or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

  (8)
  Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that any appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (9)
  Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

  (10)
  Liens incurred or deposits made by the Issuer and any Subsidiary in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security laws or regulations and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees for the benefit of) of insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

  (11)
  deposits to secure the performance of tenders, statutory obligations, bids, trade or government contracts, leases, surety, indemnification, appeal, performance and return-of-money bonds, letters of credit, bankers acceptances and other similar obligations, including those to secure health, safety and environmental obligations (exclusive, in each case, of obligations for the payment of borrowed money), or as security for customs or import duties and related amounts;

  (12)
  Liens securing industrial revenue bonds, pollution control bonds or similar types of tax-exempt bonds, or loans made with the proceeds of any such bonds;

  (13)
  ground leases in respect of real property on which facilities owned or leased by the Issuer or any Subsidiary are located;

  (14)
  Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

  (15)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business;

  (16)
  Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

  (17)
  Liens securing the financing of insurance premiums payable on insurance policies;

  (18)
  encumbrances, covenants, conditions, restrictions, easements, reservations and rights of way or zoning, building code or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real property;

  (19)
  Liens on cash, cash equivalents and other property arising in connection with the defeasance, discharge or redemption of Indebtedness; or

  (20)
  any extensions, renewals or replacements (including successive extensions, renewals or replacements) of any Lien referred to in clauses (1) through (19) ; provided, however, that (i) any such extension, renewal or replacement Liens shall not extend to or cover any property of the Issuer or any Subsidiary, as the case may be, other than the property subject to the original Lien and (ii) if the Indebtedness so secured is extended, renewed, refinanced, replaced or refunded, the principal amount of the Indebtedness secured by such extension, renewal or replacement Liens does not exceed the sum of the principal amount of the Indebtedness so extended, renewed, refinanced, replaced or refunded, plus all interest accrued thereon, all premium payable in respect thereof, and all fees and expenses payable in connection therewith, including any customary payments made in connection with procuring any required lender or similar consents.

        Notwithstanding the restrictions set forth in the preceding paragraphs, the Issuer and its Subsidiaries will be permitted to incur Liens to secure Indebtedness that would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes; provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness of the Issuer and its Subsidiaries secured by Liens (not including Liens permitted under clauses (1) through (20) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the "—Limitation on Sale and Leaseback Transactions" covenant described below, does not exceed 15% of the Consolidated Net Tangible Assets of the Issuer calculated as of the date of the incurrence of the Lien.

        In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

        For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this covenant, the amount outstanding under any U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Sale and Leaseback Transactions

        Subject to the provisions set forth below, the Issuer will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired.

        Notwithstanding the restrictions set forth in the preceding paragraph, the Issuer and its Subsidiaries may enter into any sale and leaseback transaction that would otherwise be subject to the foregoing restrictions, if after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions (other than Attributable Debt excluded from this computation pursuant to the following paragraph), together with all Indebtedness outstanding pursuant to the third paragraph of the "—Limitation on Liens" covenant described above, does not exceed 15% of the Consolidated Net Tangible Assets of the Issuer calculated as of the closing date of the sale and leaseback transaction.

        The above restrictions will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction, any sale and leaseback transaction if:

  (1)
  such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

  (2)
  the lease is for a period, including renewal rights, of not in excess of three years;

  (3)
  such transaction was for the sale and leasing back to the Issuer or any of its Subsidiaries of any property by the Issuer or any of its Subsidiaries;

  (4)
  the Issuer or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the "—Limitation on Liens" covenant described above;

  (5)
  such sale and leaseback transaction is entered into within 270 days after the later of the acquisition or completion of construction, in whole but not in part, of such property; or

  (6)
  the Issuer or a Subsidiary applies an amount equal to the net cash proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of the notes, any other Indebtedness of the Issuer (other than Indebtedness that is contractually subordinated in right of payment to the notes or Indebtedness owed to any of its Subsidiaries), or any Indebtedness of a Subsidiary of the Issuer (other than Indebtedness owed to the Issuer or any of its Subsidiaries) within 365 days before or after the effective date of any such sale and leaseback transaction.

Merger, Consolidation or Sale of Assets

        The consolidation, merger or sale of assets provisions of the indenture described under "Description of debt securities—Consolidation, Merger or Sale of Assets" in the accompanying prospectus will apply to the notes.

Events of Default

        In addition to the events of default set forth in the accompanying prospectus under the heading "Description of debt securities—Events of Default," the following will be events of default with respect to the notes:

  (1)
  a failure by the Issuer to repurchase notes tendered for repurchase following the occurrence of a Change of Control Triggering Event in conformity with the covenant set forth under "—Offer to Repurchase Upon a Change of Control Triggering Event";

  (2)
  (a) a failure to make any payment at maturity, including any applicable grace period, on any Indebtedness of the Issuer or any Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Subsidiaries), would constitute a Significant Subsidiary) (other than Indebtedness of the Issuer or any such Significant Subsidiary (or such group of Subsidiaries) owing to the Issuer or any of its Subsidiaries) outstanding in an aggregate principal amount in excess of $40,000,000 (or its non-U.S. dollar-denominated currency equivalent) and continuance of this failure to pay or (b) a default on any Indebtedness of the Issuer or a Significant Subsidiary (or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer and its Subsidiaries), would constitute a Significant Subsidiary) (other than Indebtedness owing to the Issuer or any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an aggregate principal amount in excess of $40,000,000 (or its non-U.S. dollar-denominated currency equivalent) without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 60 days after written notice thereof to the Issuer by the trustee or to the Issuer and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured;

  (3)
  entry of a final judgment or order for the payment of money against the Issuer or any Significant Subsidiary in an amount (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) in excess of $40,000,000 (or its non-U.S. dollar-denominated currency equivalent) which remains undischarged, unvacated or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding; and

  (4)
  except as permitted by the indenture, any guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or the applicable Subsidiary Guarantor shall deny or disaffirm its obligation under the relevant guarantee.

Modification and Waiver

        The modification and amendment provisions of the indenture described under "Description of debt securities—Modification and Waiver" in the accompanying prospectus will apply to the notes. In addition to the provisions described therein, we may not, without the consent of each holder of the notes affected by such action, modify or supplement the indenture or the notes or waive compliance with the provisions of the indenture described under "—Offer to Repurchase Upon a Change of Control Triggering Event" in this prospectus supplement at any time after a Change of Control Triggering Event has occurred.

Discharge

        The discharge provisions of the indenture described under "Description of debt securities—Discharge" in the accompanying prospectus will apply to the notes.

Defeasance

        The legal defeasance and covenant defeasance provisions of the indenture described under "Description of debt securities—Defeasance" in the accompanying prospectus will apply to the notes. If the Issuer exercises its covenant defeasance option, the covenants described under "—Future Guarantors", "—Offer to Repurchase Upon a Change of Control Triggering Event" and "—Certain Covenants" and the additional events of default described under "—Events of Default" in this prospectus supplement will cease to apply to the notes.

Same-day Settlement and Payment

        The notes will trade in the same-day funds settlement system of DTC until maturity or until the Issuer issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Issuer can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Wells Fargo Bank, N.A., is the trustee under the indenture and has also been appointed by the Issuer to act as registrar, transfer agent and paying agent for the notes in New York.

Definitions

        The indenture contains the following defined terms:

        "Attributable Debt" means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

        "Capital Markets Debt" means any Indebtedness of the Issuer (other than Credit Facility Debt) that (i) is in the form of, or represented by bonds, notes, debentures or other securities and (ii) has an aggregate principal amount outstanding of at least $20.0 million.

        "Consolidated Net Tangible Assets" means, as of the date of determination, the aggregate amount of assets of the Issuer and its Subsidiaries as of the most recent consolidated balance sheet available as of that date of the Issuer and computed in accordance with GAAP applied on a consistent basis, reduced by the amount of (1) all current liabilities of the Issuer and its Subsidiaries reflected on such balance sheet and (2) total goodwill and other intangible assets of the Issuer and its Subsidiaries reflected on such balance sheet.

        "Credit Facility Debt" means any Indebtedness of the Issuer that (i) is incurred pursuant to a credit agreement, including pursuant to the Senior Credit Facility, or other agreement providing for revolving credit loans, term loans or other long-term debt entered into between the borrower and any lender or group of lenders and (ii) has an aggregate principal amount outstanding or committed of at least $20.0 million.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

        "GAAP" means generally accepted accounting principles in the United States of America in effect on the date of the supplemental indenture.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "holder" means the Person in whose name a note is registered on the security register books.

        "incur" means issue, assume, guarantee or otherwise become liable for.

        "Indebtedness" means, with respect to any Person, debt of such Person for borrowed money, including without limitation, debt for borrowed money evidenced by notes, bonds, debentures or similar instruments.

        "obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivision thereof or any other entity.

        "Senior Credit Facility" means the Amended and Restated Credit Agreement dated as of March 9, 2015 by and among the Issuer and the agents and lenders named therein as it may be amended, or amended and restated from time to time.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Subsidiary" of any Person means any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the total ordinary voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Issuer.

        "Subsidiary Guarantor" means each Subsidiary of the Issuer that is a guarantor under the indenture.

Book-Entry, Delivery and Form

        DTC, New York, NY, will act as securities depository for the notes. The notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

        Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

        DTC has informed us that DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

        Purchases of the notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the notes to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC's MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Issuer on the payment date, in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer's responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants, as applicable.

        If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual notes in exchange for the Global Security representing such notes. In addition, the Issuer may, at any time and in its sole discretion and subject to DTC's procedures, determine not to have the notes represented by one or more Global Securities and, in such event, will issue individual notes in exchange for the Global Security or Securities representing the notes. Also, if an event of default with respect to the notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall, execute notes in definitive form in exchange for the Global Security or Securities representing the notes. Individual notes will be issued in denominations of $2,000 and any integral multiple of $1,000 above that amount.

        The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

Clearstream and Euroclear

        Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg ("Clearstream Banking SA") and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

        Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

        Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

        When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant's account. Credit for the book-entry securities will appear on the next day (European time).

        Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

        When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant's account would instead be valued as of the actual settlement date.

Material United States federal tax consequences

        The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. It deals only with notes held as capital assets (generally, property held for investment) and acquired at original issuance for their "issue price" (i.e., the first price at which a substantial amount of the notes are sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash. This summary is based upon the Code, U.S. Treasury regulations thereunder, rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, or may be subject to different interpretations, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (the "IRS") regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below. This summary does not address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of holders that may be subject to special rules, such as, but not limited to, partnerships and other pass through entities and holders of interests therein, dealers in securities, insurance companies, tax-exempt entities, persons that hold notes in connection with an arrangement that completely or partially hedges the notes, securities traders that use a mark-to-market method of accounting, banks and other financial institutions, regulated investment companies, real estate investment trusts, brokers and dealers in securities or commodities, holders who hold notes as part of a hedging transaction, straddle, conversion transaction, constructive sale, or other risk reduction transaction, holders whose functional currency is not the U.S. dollar, persons subject to the alternate minimum tax and certain former citizens or residents of the United States. In addition, this summary does not describe any tax consequences arising under U.S. federal gift and estate tax laws or other U.S. federal tax laws or under the tax laws of any state, local or non U.S. jurisdiction.

        In certain circumstances, we may elect or be obligated to pay additional amounts on the notes (see, for example, "Description of the notes—Interest Rate Adjustment Based on Rating Events", "Description of the notes—Optional Redemption" and "Description of the notes—Offer to Repurchase Upon a Change of Control Triggering Event"). We do not intend to treat the possibility that such additional payments may be made as causing the notes to be treated as contingent payment debt instruments. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position. If the IRS were to successfully challenge our determination with the result that the notes were treated as contingent payment debt instruments, you would be required to (i) accrue interest income based on a "comparable yield" and a projected payment schedule, which may require inclusion of interest income at a higher interest rate than the stated interest rate on the notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Prospective purchasers of notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

        If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership that acquires or holds notes should consult its own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

        Prospective purchasers of notes should consult their own tax advisors concerning the U.S. federal income, estate and gift tax consequences, and any state or local income or franchise tax consequences applicable to their particular situations, as well as any consequences under the laws of any other applicable taxing jurisdiction.

United States Holders

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes, (i) an individual citizen or resident alien of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source and (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Stated interest

        Stated interest on a note generally will be taxable to you as ordinary interest income at the time it is received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption, retirement or other disposition

        You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a note, equal to the difference between the amount realized (less an amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent you have not previously included that amount in income) and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in a note will, in general, be the amount you paid for the note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. Net long-term capital gains of non-corporate U.S. Holders currently are eligible for reduced rates of taxation. The deductibility of capital losses may be subject to significant limitations.

Medicare Tax

        Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder's "net investment income" for the relevant taxable year (undistributed net investment income in the case of an estate or trust) and (ii) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). For these purposes, net investment income will generally include interest on and capital gains from the sale or other disposition of the notes, unless such interest or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder who is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the notes.

Information reporting and backup withholding

        In general, information reporting requirements will apply to payments of interest on a note and the proceeds of the sale or other disposition (including a retirement or redemption) of a note, and backup withholding (currently at the rate of 28%) may apply to such payments unless you provide a taxpayer identification number certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        This discussion applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is a beneficial owner of a note that is an individual, corporation (or entity treated as a corporation for U.S. tax purposes), estate or trust that is not a U.S. Holder.

Payments of stated interest

        Subject to the discussion of backup withholding and FATCA below, a Non-U.S. Holder will not be subject to U.S. federal withholding tax with respect to any payment of interest on its notes that is not effectively connected with the conduct of a U.S. trade or business provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all our classes of stock;

  •
  you are not a controlled foreign corporation that is related directly or indirectly to us; and

  •
  (a) you provide your name and address, and, among other things, certify, under penalties of perjury, you are not a United States person (which certification generally must be made on an applicable IRS Form W-8 or substitute form) or (b) you are a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of your business that holds the note on a Non-U.S. Holder's behalf and certify, under penalties of perjury, either that you have received an applicable IRS Form W-8 (or substitute form) from the holder or from another qualifying financial institution intermediary or that you are permitted to establish and have established the Non-U.S. Holder's foreign status through other documentary evidence, and otherwise comply with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        A Non-U.S. Holder that cannot satisfy the requirements described above will be subject to a 30% U.S. federal withholding tax with respect to payments of interest on the notes, unless the Non-U.S. Holder provides a properly executed (1) applicable IRS Form W-8 claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

        If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the Non-U.S. Holder's country of residence, any effectively connected income generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest on the notes which is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder would be included in earnings and profits.

Sale, exchange, redemption, retirement or other disposition

        Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to U.S. federal income tax on any gain realized upon your sale, exchange, redemption, retirement or other taxable disposition of notes unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain); or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

        If you are a non-U.S. Holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. holder (See "—Non-U.S. Holders—Income or gain effectively connected with a U.S. trade or business"). If you are a non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

        If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated U.S. income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or successor form) or IRS Form W-8BEN or W-8BEN-E (if a treaty exemption applies). If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a "branch profits tax" at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

FATCA

        The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations thereunder, commonly referred to as "FATCA," when applicable, will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and, for a disposition of a note occurring after December 31, 2016, gross proceeds from such disposition, in each case, made to (i) "foreign financial institutions" unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners.

        In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the notes.

Backup withholding and information reporting

        Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement. U.S. backup withholding will not apply to payments to you of interest on a note if the statement described in "Non-U.S. Holders—Payments of stated interest" is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

        Generally, information reporting and backup withholding requirements will apply to the gross proceeds paid to you on the disposition (including a retirement or redemption) of the notes by or through a U.S. office of a U.S. or foreign broker, unless you provide the requisite certification or otherwise establish an exemption. Information reporting requirements (but generally not backup withholding) will also apply to payment of the proceeds of a disposition of a note by or through a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the United States unless the broker has documentary evidence in its files that you are not a United States person and the broker has no actual knowledge or reason to know to the contrary, or you otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (if any) and any excess may be refundable if the proper information is timely provided to the IRS.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting (Conflicts of interest)

        J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement between us and the representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

        The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to        % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to        % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per Note		%

        In the underwriting agreement, we have agreed that:

  •
  we will not offer or sell any of our debt securities (other than the notes) from the date of this prospectus supplement through and including the date of settlement without the prior consent of the representatives;

  •
  in addition to the underwriting discount discussed above, we will pay our expenses related to the offering, which we estimate will be $0.6 million; and

  •
  we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The notes are a new issue of securities for which there is currently no established trading market. We have not applied, and do not intend to apply, for the notes to be listed on any securities exchange or quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion and without any notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

        In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

        Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions. Specifically, certain of the underwriters and their affiliates served in various roles under the Prior Credit Agreement: Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, served as administrative agent, swingline lender, issuing lender and lender; Wells Fargo Securities, LLC, served as joint lead arranger and joint bookrunner; JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, served as syndication agent and lender; J.P. Morgan Securities LLC, served as joint lead arranger and joint bookrunner; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as syndication agent and lender; and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as joint lead arranger and joint bookrunner. In addition, certain of the underwriters and their affiliates serve or have served in various roles under the Credit Agreement: Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, serves as administrative agent, swingline lender, issuing lender and lender; Wells Fargo Securities, LLC, served as joint lead arranger and joint bookrunner; JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, served as syndication agent and serves as lender; J.P. Morgan Securities LLC served as joint lead arranger and joint bookrunner; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, served as syndication agent and serves as lender; and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as joint lead arranger and joint bookrunner. Because the net proceeds of this offering are intended to be used to repay a portion of the indebtedness outstanding under the Revolving Credit Facility, affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, may each receive more than 5% of the proceeds of this offering and, therefore, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, are deemed to have a "conflict of interest" under Rule 5121 ("FINRA Rule 5121") of the Financial Industry Regulatory Authority, Inc. This offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no qualified independent underwriter (as defined in FINRA Rule 5121) is required because the notes are investment grade rated (as defined in FINRA Rule 5121).

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") no offer of notes may be made to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

 Legal matters

        The validity of the notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

Experts

        The consolidated financial statements of Fossil Group, Inc. and subsidiaries incorporated in this prospectus supplement by reference from the Company's Current Report on Form 8-K filed on May 7, 2015, and the related financial statement schedule of the Company incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2015, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        We have filed a registration statement on Form S-3 (No. 333-202599) under the Securities Act with the SEC pursuant to which the notes are being offered by this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection as described above.

        The SEC allows us to "incorporate by reference" certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference the documents listed below:

  •
  Our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the SEC on February 20, 2015;

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended April 4, 2015 filed with the SEC on May 7, 2015; and

  •
  Our Current Reports on Form 8-K filed with the SEC on March 10, 2015 and May 7, 2015.

        In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus supplement and prior to the termination of the offering of the securities described in this prospectus supplement, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been "furnished" and not "filed" in accordance with SEC rules.

        Information contained in this prospectus supplement modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

        We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Fossil Group, Inc.
901 S. Central Expressway
Richardson, Texas 75080
Attention: Investor Relations
(972) 234-2525

        Our incorporated reports and other documents may be accessed at our website address: www.fossilgroup.com/investors/investor-relations/. The information contained on our website does not constitute a part of this prospectus supplement and the accompanying prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

PROSPECTUS

FOSSIL GROUP, INC.

Debt Securities

        We may offer and sell from time to time, in one or more series, our debt securities. Our debt securities may consist of debentures, notes or other types of debt. When we sell securities, we will determine the amounts and types of securities we will sell and the prices and other terms on which we will sell them.

        We may sell securities, on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers, or through a combination of these methods. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts.

        Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

        You should carefully read this prospectus, the accompanying prospectus supplement and any applicable free writing prospectus, together with the documents we incorporate by reference, before you invest in our securities.

        Investing in our securities involves risks. You should carefully consider the "Risk factors" referred to on page 1 of this prospectus, in the prospectus supplement, any applicable free writing prospectus and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 9, 2015.

About this prospectus

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may from time to time offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement, change or clarify information contained in this prospectus. Any statement that we make in this prospectus may be modified or superseded by any inconsistent statement made by us in a prospectus supplement prepared by us. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement.

        The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See "Incorporation of certain information by reference." The registration statement, including the exhibits and the documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website or at the SEC office mentioned under the heading "Where you can find additional information."

        This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

        We have not authorized anyone to give you any information or to make any representations other than those contained or incorporated by reference in this prospectus, a prospectus supplement and any applicable free writing prospectus. If you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus, a prospectus supplement or applicable free writing prospectus, you should not rely on that information. This prospectus, the accompanying prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        You should not assume that the information incorporated by reference or provided in this prospectus, the prospectus supplement or any applicable free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, "Fossil," "we," "us," "our," and the "Company" refer to Fossil Group, Inc. and its subsidiaries, unless otherwise indicated or the context otherwise requires.

Risk factors

        An investment in our securities involves risks. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties discussed below under "Cautionary statement regarding forward-looking statements" and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, and in the documents and reports that we file with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement or free writing prospectus. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

 Cautionary statement regarding forward-looking statements

        This prospectus and the documents incorporated by reference in this prospectus, include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements include all statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy and the plans and objectives of management for future operations. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "could," "will" and variations of these words or similar expressions are intended to identify forward-looking statements.

        We have based these forward-looking statements largely upon our current expectations, estimates and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These statements reflect our beliefs and certain assumptions based upon information available to us at the time of this prospectus or the time of the documents incorporated by reference.

        Such forward-looking statements are only predictions, which may differ materially from actual results or future events. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Among the factors that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements are risks and uncertainties described in the "Risk Factors" set forth in our periodic and other reports filed with the SEC which are incorporated by reference into this prospectus. See "Risk factors" above. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See "Where you can find additional information."

 Fossil Group, Inc.

        We are a global design, marketing and distribution company that specializes in consumer fashion accessories. Our principal offerings include an extensive line of men's and women's fashion watches and jewelry, handbags, small leather goods, belts, sunglasses, soft accessories and select apparel. In the watch and jewelry product categories, we have a diverse portfolio of globally recognized owned and licensed brand names under which our products are marketed. Our products are distributed globally through various distribution channels, including wholesale in countries where we have a physical presence, direct to the consumer through our retail stores and commercial websites and through third-party distributors in countries where we do not maintain a physical presence. Our products are offered at varying price points to meet the needs of our customers, whether they are value-conscious or luxury oriented. Based on our extensive range of accessory products, brands, distribution channels and price points, we are able to target style-conscious consumers across a wide age spectrum on a global basis.

        Domestically, we sell our products through a diversified distribution network that includes department stores, specialty retail locations, specialty watch and jewelry stores, Company-owned retail and outlet stores, mass market stores and through our FOSSIL® website. Our wholesale customer base includes, among others, Dillard's, JCPenney, Kohl's, Macy's, Neiman Marcus, Nordstrom, Saks Fifth Avenue, Target and Wal-Mart. In the United States ("U.S."), our network of Company-owned stores included 153 retail stores located in premier retail sites and 143 outlet stores located in major outlet malls as of January 3, 2015. In addition, we offer an extensive collection of our FOSSIL brand products through our website at www.fossil.com, as well as proprietary and licensed watch and jewelry brands through other managed and affiliate websites.

        Internationally, our products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in approximately 150 countries worldwide through 25 Company-owned foreign sales subsidiaries and through a network of over 60 independent distributors. Our products are offered on airlines and cruise ships and in international Company-owned retail stores. Internationally, our network of Company-owned stores included 197 retail stores and 100 outlet stores as of January 3, 2015. Our products are also sold through licensed and franchised FOSSIL retail stores, retail concessions operated by us and kiosks in certain international markets, as well as our websites in certain countries.

        We are a Delaware corporation formed in 1991 and are the successor to a Texas corporation formed in 1984. In 1993, we completed an initial public offering of our common stock. Domestically, we conduct a majority of our operations through Fossil Partners, L.P., a Texas limited partnership formed in 1994 of which we are the sole general partner. We also conduct operations domestically and in certain international markets through various subsidiaries. Our principal executive offices are located at 901 S. Central Expressway, Richardson, Texas 75080, and our telephone number at that address is (972) 234-2525. Our European headquarters is located in Basel, Switzerland, and our Asia headquarters is located in Hong Kong. Our common stock is traded on the NASDAQ Global Select Market under the trading symbol FOSL. We make available free of charge through our website at www.fossilgroup.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(a) of the Exchange Act as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. You may also obtain any materials we file with, or furnish to, the SEC on its website at www.sec.gov. The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

 Ratio of earnings to fixed charges

        The following table sets forth our ratio of earnings to fixed charges for the following fiscal years:

	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	7.49x	9.16x	10.21x	11.77x	12.50x

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of (i) the sum of (a) pretax income from continuing operations before adjustment for income or loss from equity investees, (b) fixed charges and (c) distributed income of equity investees, less (ii) the noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries.

Use of proceeds

        Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, capital expenditures, investments and the repurchase, repayment, redemption or refinancing of all or a portion of any indebtedness or other securities, including our common stock, outstanding at a particular time. We may provide additional information on the use of the net proceeds from the sale of securities in an applicable prospectus supplement.

Description of debt securities

        The following summary of the terms of our debt securities describes general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in the prospectus supplement relating to such debt securities. We may issue debt securities in one or more series under an indenture between us and Wells Fargo Bank, N.A., as trustee, unless otherwise specified in the prospectus supplement.

        The terms of the debt securities will include those stated in the indenture (including any supplemental indenture that specifies the terms of a particular series of debt securities) as well as those made part of the indenture by reference to the Trust Indenture Act of 1939. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. The form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see "Where you can find additional information."

        In this summary description of debt securities, all references to "we," "us," "our" and the "Company" refer solely to Fossil Group, Inc. and not to any of its subsidiaries.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent general, unsecured obligations of Fossil Group, Inc. and will rank equally with all of our other unsecured indebtedness. The debt securities will be effectively subordinated to, and thus have a junior position to, any secured indebtedness we may have to the extent of the assets securing that indebtedness.

        The debt securities will rank structurally junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to the Company). Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of any debt securities. Accordingly, any debt securities will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of such subsidiaries.

        You should read the particular terms of the debt securities, which will be described in more detail in the prospectus supplement.

        The following summary of our debt securities is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by reference to the indenture and any form of certificates evidencing the debt securities.

General

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount and, unless otherwise provided in the applicable supplemental indenture, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as the outstanding debt securities of such series, except that the additional debt securities may have a different date of original issuance, offering price and first interest payment date, and, unless otherwise provided in the applicable prospectus supplement, will be consolidated with, and form a single series with, such outstanding debt securities. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

  •
  the title of the series;

  •
  the aggregate principal amount of the series being offered;

  •
  any limit on the aggregate principal amount;

  •
  the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

  •
  whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

  •
  the date or dates on which principal is payable;

  •
  the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates and the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

  •
  the place or places where principal and, if applicable, premium and interest, is payable;

  •
  the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities, including the redemption or repurchase price or prices;

  •
  our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund;

  •
  the denominations in which such debt securities may be issuable, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  the currency of denomination;

  •
  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

  •
  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

  •
  if amounts of principal and, if applicable, premium and interest may be determined by reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, then the manner in which such amounts will be determined;

  •
  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

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  the provisions, if any, with respect to amortization;

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  any additional means of satisfaction and discharge of the indenture and any additional conditions or limitations to discharge with respect to the debt securities, or any modifications of or deletions from such conditions or limitations;

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  any deletions or modifications of or additions to the covenants described in this prospectus or in the indenture;

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  any deletions or modification of or additions to the events of default described in this prospectus or in the indenture;

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  any deletions or modifications of or additions to the acceleration provisions and remedial provisions described in this prospectus or in the indenture;

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

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  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness;

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  any restrictions or other provisions with respect to the transfer or exchange of the debt securities;

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  whether the debt securities will be convertible to or exchangeable for other debt securities, or any of our other securities or property, and, if applicable, the terms and conditions for doing so;

  •
  whether the debt securities will be defeasible;

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  the priority and kind of any lien securing the debt securities and a brief identification of the property subject to such lien;

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  any trustees, authenticating or paying agents, registrars or other agents for the debt securities; and

  •
  any other terms of the debt securities.

        We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Form of Security

        We may issue debt securities that will be represented by either:

  •
  "book-entry securities," which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

  •
  "certificated securities," which means that they will be represented by a certificate issued in definitive registered form.

        We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

        If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee's office or at the paying agent's office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

        You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

        If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

        The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of the Company, the trustee, any paying agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

        The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Fossil Group, Inc., or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

        Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger or Sale of Assets

        The indenture provides that we will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other person or sell, assign (excluding any assignment solely as collateral for security purposes under a credit facility but not any outright assignment upon the foreclosure on any such collateral), transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any other person, unless:

  •
  (i) we are the surviving person or (ii) if we are not the surviving person, then the surviving person formed by such consolidation or merger or the person to which our assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, on condition that any such other surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming the Company's obligations under the debt securities and the indenture;

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  immediately after giving effect to such transaction or series of related transactions, no event of default and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture; and

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  we or any such other surviving person will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of related transactions and supplemental indenture, if any, complies with the indenture.

Upon any such consolidation, merger or disposition, the surviving person (if not us) shall succeed to, and be substituted for, and may exercise every right and power of ours, and we shall (except in the case of a lease) be discharged from our obligations under the notes and the indenture.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to each series of debt securities:

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  default for 30 days in payment of any interest or additional amounts in respect of taxes due and payable on the debt securities of that series;

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  default in payment of principal of or premium, if any, on the debt securities of that series when due and payable, whether at maturity or upon acceleration, redemption, required repurchase or otherwise;

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  our failure to comply with the covenant described under "—Consolidation, Merger or Sale of Assets";

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  default in our performance of any other covenants or agreements in respect of the debt securities of that series contained in the indenture or the debt securities of that series for 90 days after written notice is received by us from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding;

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  our failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series; and

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  certain events of bankruptcy, insolvency and reorganization of us or our significant subsidiaries.

        We may change, eliminate or add to the events of default with respect to any particular series or any particular debt securities within a series, as indicated in the applicable prospectus supplement. A default under one series of debt securities will not necessarily be a default under any other series.

        The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the debt securities of the relevant series within 90 days after obtaining actual knowledge of such default (unless the default or event of default was already cured or waived), the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

        The indenture provides that if an event of default (other than an event of default of the type described in the following sentence) occurs and is continuing with respect to the debt securities of a series, the trustee may, and at the direction of the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series shall, declare the principal amount plus accrued and unpaid interest, premium and additional amounts, if any, on the debt securities of that series to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal amount plus accrued and unpaid interest, premium and additional amounts, if any, on the debt securities of the relevant series will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, if such rescission would not conflict with a judgment or decree of a court of competent jurisdiction, if all events of default with respect to the debt securities of the relevant series have been cured or waived (other than the nonpayment of principal of the debt securities of such series which has become due solely by reason of the declaration of acceleration), and if certain other conditions have been met, then the registered holders of a majority in aggregate principal amount of debt securities of that series may rescind and cancel the declaration of acceleration and its consequences.

        The holders of a majority in principal amount of the outstanding debt securities of a series generally, by written notice to the trustee, may waive any existing or past default or event of default under the indenture or the debt securities of that series. However, those holders may not waive any default or event of default regarding any payment of principal or interest on any debt securities of that series or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected as described below.

        A holder of debt securities of a series may not pursue any remedy under the indenture or the debt securities of any series unless:

  •
  the holder gives the trustee written notice of a continuing event of default for the debt securities of that series;

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  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

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  the holder offers to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

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  the trustee fails to act for a period of 60 days after receipt of notice and offer of security or indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with the request.

        These provisions, however, do not affect the right of a holder of debt securities of a series to sue for enforcement of payment of the principal of or interest on the holder's debt securities on or after the respective due dates expressed in its debt securities.

        We will deliver certificates to the trustee annually regarding our compliance with our obligations under the indenture. Upon our becoming aware of any default or event of default, we are required within 30 days to deliver to the trustee a statement specifying such default or event of default.

Modification and Waiver

        From time to time, we and the trustee may, without the consent of holders of debt securities of one or more series, amend or supplement the indenture or debt securities of one or more series, or waive compliance in a particular instance by us with any provision of the indenture or debt securities:

  •
  to cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of debt securities of the relevant series in any material respect;

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  to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset disposition permitted under the indenture;

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  to provide for any guarantees of debt securities of one or more series; to provide for any security for debt securities of one or more series or for any such guarantees; or to modify or release any such guarantees or security in compliance with the terms of the indenture and the supplemental indenture or other instrument that provided for such guarantees or security;

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  to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939;

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  to add covenants to debt securities of any series for the benefit of the holders of such debt securities or to surrender any rights we have under the indenture;

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  to add events of default with respect to debt securities of the relevant series;

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  to add circumstances under which we will pay additional interest on debt securities of the relevant series;

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  to make any change that would provide any additional rights or benefits to the holders of debt securities of any series or that does not adversely affect the rights under the indenture of any such holder in any material respect;

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  to conform the provisions of the indenture to the "Description of debt securities" section in this prospectus and the description of such debt securities in any applicable prospectus supplement;

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  to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  to change or eliminate any of the provisions of the indenture, on condition that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected by such change in or elimination of such provision in any material respect;

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  to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities as permitted under the indenture relating to such series; provided that any such action will not adversely affect the interests of the holders of debt securities of that or any other series in any material respect; or

  •
  to evidence and provide for the acceptance under the indenture by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

        From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities of such series, or waive compliance in a particular instance by us with any provision of the indenture or such debt securities. We may not, however, without the consent of each holder of the debt securities of such series affected by such action, modify or supplement the indenture or the debt securities of such series or waive compliance with any provision of the indenture or such debt securities in order to:

  •
  make any change in the percentage of principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

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  reduce any rate of interest or change the time for payment of interest on debt securities of that series;

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  reduce the principal amount of debt securities of that series or change their final stated maturity;

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  make payments on debt securities of that series payable in currency other than as originally stated in debt securities of that series;

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  reduce the amount payable, including any premium payable upon, the optional or mandatory redemption or repurchase of any debt security of that series or change the time (other than amendments related to notice provisions) at which any debt security of that series may be redeemed or required to be purchased;

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  change the provisions relating to the waiver of past defaults or impair the holder's right to institute suit for the enforcement of any payment on debt securities (other than as set forth below); or

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  waive a continuing default or event of default regarding any principal or interest payment on debt securities of that series (except a rescission of acceleration of debt securities by holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Special Rules for Action by Holders

        Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities of that series in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding for that purpose. Any required approval or waiver must be given by written consent.

        In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

        We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Discharge

        Our obligations under one or more series of debt securities and the indenture may be satisfied and discharged when either: (a) all outstanding debt securities of that series have been delivered to the trustee for cancellation or (b) we have deposited with the trustee as trust funds in trust solely for the benefit of the holders of such debt securities, after the debt securities of that series have become due and payable, or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, any combination of cash in U.S. dollars or non-callable U.S. government obligations sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants (in the case of non-callable U.S. government obligations), to pay and discharge the entire indebtedness on such debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and any additional amounts (as further defined in the indenture), if any, to the date of maturity or redemption. Such discharge is subject to terms contained in the indenture.

Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture.

        If we irrevocably deposit with the trustee under the indenture any combination of cash in U.S. dollars or non-callable U.S. government obligations sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to make all payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to the debt securities of that series ("legal defeasance"); or

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  we will no longer have any obligation to comply with specified restrictive covenants, if any, with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal and any premium, interest and additional amounts on the debt securities will also survive.

        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Regarding the Trustee

        We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

        The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.

        If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of debt securities only after those holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Payments and Paying Agents

        Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive payments will be governed by the rules and practices of the depositary and its participants.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment on the debt securities of that series are authorized or required by law to close.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

        Regardless of who acts as paying agent, all money paid by us to a paying agent in connection with any defeasance that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee or any other paying agent.

Redemption or Repayment

        If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in the applicable prospectus supplement.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be delivered in person, by facsimile (or other electronic means), by overnight air courier guaranteeing next business day delivery, or by first-class mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given at the time of delivery, if in person, when receipt is acknowledged, if sent by facsimile (or other electronic means), the next business day, if sent by overnight air courier guaranteeing next business day delivery, or five calendar days after being deposited in the mail, if mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Plan of distribution

        We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale through underwriters or dealers

        If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        The securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

        If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

        We may sell the securities directly, and not through underwriters or agents. Securities may also be sold through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed delivery contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General information

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Certain agents, dealers and underwriters, and their associates and affiliates, may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

        Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being offered by this prospectus.

        In the event that more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 2720(a).

 Incorporation of certain information by reference

        The SEC allows us to "incorporate by reference" certain information we have filed with them, which means that we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

  •
  Our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the SEC on February 20, 2015; and

  •
  The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 from our definitive proxy statement on Schedule 14A, filed on April 8, 2014.

        In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing such documents. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been "furnished" and not "filed" in accordance with SEC rules.

        Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

        We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost. We can be contacted at the address and phone number indicated below:

Fossil Group, Inc.
901 S. Central Expressway
Richardson, Texas 75080
Attention: Investor Relations
(972) 234-2525

        Our incorporated reports and other documents may be accessed at our website address: http://www.fossilgroup.com/investors/investor-relations/ or by contacting the SEC as described below in "Where you can find additional information." The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Where you can find additional information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

 Legal matters

        The validity of the securities being offered by this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Dallas, Texas. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

Experts

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Fossil Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, and the effectiveness of Fossil Group, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Fossil Group, Inc.

$                        % Senior Notes due 2025

Joint Book-Running Managers

J.P. Morgan		Wells Fargo Securities

BofA Merrill Lynch